EXHIBIT 27(i)(i)

                                TABLE OF CONTENTS

1. DEFINITIONS ............................................................    1

     1.1.  "AFFILIATE" ....................................................    1
     1.2.  "BUSINESS DAY" .................................................    1
     1.3.  "CONFIDENTIALITY AGREEMENT" ....................................    1
     1.4.  "COSTS OF FUNDS FOR 1 DAY" .....................................    2
     1.5.  "DELAYED FUNDS" ................................................    2
     1.6.  "DISASTER RECOVERY PLAN" .......................................    2
     1.7.  "ERROR LOSSES" .................................................    2
     1.8.  "FORCE MAJEURE EVENT" ..........................................    2
     1.9.  "INITIAL TERM" .................................................    2
     1.10. "KEY PERSONNEL" ................................................    2
     1.11. "LIABILITY CAP" ................................................    2
     1.12. "FIRST EXPRESS AGENTS" .........................................    2
     1.13. "PARC" .........................................................    3
     1.14. "PARC RESOLVE" .................................................    3
     1.15. "FIRST EXPRESS PROJECT MANAGER" ................................    3
     1.16. "PERFORMANCE STANDARDS" ........................................    3
     1.17. "PROCESSING SITES" .............................................    3
     1.18. "PROJECT PLAN" .................................................    3
     1.19. "PRUDENTIAL PERSONNEL" .........................................    3
     1.20. "PRUDENTIAL PROJECT MANAGER" ...................................    3
     1.21. "RECONSTRUCTION COSTS" .........................................    3
     1.22. "REMEDIAL COSTS ................................................    3
     1.23. "REMITTANCES" ..................................................    4
     1.24. "RENEWAL TERM" .................................................    4
     1.25. "SERVICES" .....................................................    4
     1.26. "TAD" ..........................................................    4
     1.27. "TERMINATION CHARGE" ...........................................    4

2. TERM ...................................................................    4

3. SERVICES ...............................................................    5

     3.1. SCOPE OF SERVICES ...............................................    5
     3.2. PROCESSING SITES ................................................    5
     3.3. CONTINUOUS PROCESSING ...........................................    5
     3.4. BANK DEPOSIT PREPARATION ........................................    5
     3.5. LOCK BOX PICK UP ................................................    5
     3.6. THIRD PARTY CONTACTS ............................................    6
     3.7. SCOPE CHANGE ....................................................    6

4. COMPENSATION ...........................................................    7

     4.1. FEES ............................................................    7
     4.2. OTHER EXPENSES ..................................................    7
         4.2.1. Telecommunications Equipment Located on First
                Express Premises ..........................................    7
         4.2.2. Communication Lines .......................................    7
         4.2.3. Supplies ..................................................    7
     4.3. IMPLEMENTATION COSTS ............................................    7
     4.4. TAXES ...........................................................    8
     4.5. MOST FAVORED CUSTOMER ...........................................    8

5. TERMINATION ............................................................    8

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     5.1. PRUDENTIAL RIGHT TO TERMINATE ...................................    8
         5.1.1. Uncured Breach ............................................    9
         5.1.2. Insolvency ................................................    9
         5.1.3. Change in Entity ..........................................    9
         5.1.4. Error Losses ..............................................    9
         5.1.5. Convenience ...............................................    9
     5.2. FIRST EXPRESS RIGHT TO TERMINATE ................................   10
         5.2.1. Uncured Breach ............................................   10
         5.2.2. Bankruptcy ................................................   10
     5.3. TRANSITION RIGHTS ...............................................   10
     5.4. RETURN OF PRUDENTIAL DATA .......................................   11

6.  PROJECT PLAN ..........................................................   11

      6.1. PROJECT MANAGEMENT .............................................   11
      6.2. RIGHT TO REMOVE PERSONNEL ......................................   11
      6.3. KEY PERSONNEL ..................................................   11

7.  ACQUISITION ...........................................................   12

8.  EQUIPMENT AND SOFTWARE ................................................   12

9.  INTERFACE WITH PRUDENTIAL .............................................   13

10. TRANSPORTATION ........................................................   13

11. BILLING ...............................................................   13

     11.1. BILL-TO ADDRESS ................................................   13
     11.2. PAYMENT TERMS ..................................................   14
     11.3. OFFSET OF LIABILITIES ..........................................   14

12. DISASTER RECOVERY PLAN ................................................   14

13. REPRESENTATIONS AND WARRANTIES ........................................   14

     13.1. CORPORATE AUTHORITY ............................................   14
     13.2. SERVICE QUALITY ................................................   14
     13.3. FIRST EXPRESS EMPLOYEES ........................................   15
     13.4. MAINTENANCE OF EQUIPMENT .......................................   15
     13.5. TITLE ..........................................................   15
     13.6. COMPLIANCE WITH LAWS ...........................................   15
     13.7. OUTSTANDING LITIGATION .........................................   15
     13.8. YEAR 2000 COMPLIANCE ...........................................   16
     13.9. NO HARMFUL CODE ................................................   16

14. PERFORMANCE STANDARDS .................................................   16

15. LIABILITY .............................................................   17

     15.1 FIRST EXPRESS LIABILITY .........................................   17
         15.1.1. Definition ...............................................   17
         15.1.2. Payment of Liabilities ...................................   17
         15.1.3. Recoveries ...............................................   18
         15.1.4. Liability for Breach of Representations and Warranties ...   18
         15.1.5. Liability for intentional Acts or Gross Negligence .......   18
         15.1.6. Liability For Errors or Delays Without Regard to
                 Negligence ...............................................   18
         15.1.7. Limitation of First Express Liability ....................   19

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         15.1.8. Remedies Cumulative ......................................   19
     15.2. PRUDENTIAL LIABILITY ...........................................   19
         15.2.1. Personal Injury and Property Damage ......................   19
         15.2.2. Gross Negligence and Willful Misconduct ..................   20
         15.2.3. Prudential Limitation of Liability .......................   20

16. INDEMNIFICATION .......................................................   20

17. REMITTANCE VOLUMES ....................................................   21

18. RECORDS AND AUDIT .....................................................   22

     18.1. RETENTION OF FINANCIAL RECORDS .................................   22
     18.2. MAINTENANCE OF REMITTANCE RECORDS ..............................   22
     18.3. DESTRUCTION OF RECORDS .........................................   22
     18.4. ACCESS TO FIRST EXPRESS PREMISES AND WRITTEN RECORDS ...........   22
     18.5. EXTERNAL AUDIT OPINION .........................................   23
     18.6. UNDERCHARGES AND OVERPAYMENTS ..................................   23
     18.7. FIRST EXPRESS FINANCIAL INFORMATION ............................   23

19. REGULATORY AGENCIES ...................................................   23

20. SPECIAL SERVICES ......................................................   24

21. REPORTS ...............................................................   25

22. NOTICES ...............................................................   25

23. CONFIDENTIAL INFORMATION AND OWNERSHIP OF DATA ........................   26

     23.1. CONFIDENTIAL INFORMATION .......................................   26
     23.2. OWNERSHIP OF WORK PRODUCT ......................................   26

24. INSURANCE .............................................................   27

     24.1. POLICIES OF INSURANCE ..........................................   27
     24.2. EVIDENCE OF INSURANCE ..........................................   28
     24.3. SUBCONTRACTOR INSURANCE ........................................   28

25. RELATIONSHIP OF THE PARTIES ...........................................   28

     25.1. INDEPENDENT CONTRACTOR .........................................   28
     25.2. EMPLOYEE TAXES AND BENEFITS ....................................   28

26. FORCE MAJEURE .........................................................   29

     26.1. ALLOCATION OF RESOURCES ........................................   29
     26.2. FEE ADJUSTMENT .................................................   29
     26.3. RESUMPTION OF SERVICE ..........................................   29

27. NO TRANSFER ...........................................................   29

     27.1. NO ASSIGNMENT ..................................................   29
     27.2. NO SUBCONTRACTING ..............................................   29
     27.3. NO CONVICT LABOR ...............................................   30

28. NON-USE OF PRUDENTIAL NAME ............................................   30

29. EQUAL OPPORTUNITY .....................................................   31

30. PROHIBITION OF CONFLICT OF INTEREST ...................................   31

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     30.1. PRUDENTIAL POLICY ..............................................   31
     30.2. UNDUE INFLUENCE ................................................   32
     30.3. N0 CONFLICTS ...................................................   32

31. FORBEARANCE ...........................................................   32

32. HEADINGS ..............................................................   32

33. SEVERABILITY ..........................................................   32

34. GOVERNING LAW AND SUBMISSION TO JURISDICTION ..........................   32

35. USE BY FORMER AFFILIATES, SUBSIDIARIES AND/OR BUSINESS UNITS ..........   33

36. ATTORNEYS' FEES .......................................................   33

37. SURVIVAL ..............................................................   33

38. ENTIRE AGREEMENT ......................................................   33

39. CONFLICT IN PROVISIONS ................................................   33

    SCHEDULE A     DESCRIPTION OF SERVICES ................................   35

    SCHEDULE B     FEES ...................................................   49

    SCHEDULE C     ERROR AND DELAY/FAILURE RATES ..........................   52

    SCHEDULE D     PROJECT PLAN ...........................................   53

    SCHEDULE E     TERMINATION CHARGE .....................................   54

    SCHEDULE F     (INTENTIONALLY LEFT BLANK) .............................   55

    SCHEDULE G     REPORT FORMATS .........................................   56

    SCHEDULE H     DISASTER RECOVERY PLAN .................................   57

    SCHEDULE J     RECORDS RETENTION POLICY ...............................   60

    SCHEDULE K     CONFIDENTIALITY AGREEMENT ..............................   61

    SCHEDULE L     REMOTE COMPUTING SERVICES AGREEMENT ....................   64

                           ITEM PROCESSING AGREEMENT

This Item Processing Agreement (the "Agreement") made as of the 1st day of July 1999 ("Effective Date"), for services by and between First Tennessee Bank National Association for services by its transaction processing affiliate First Express (collectively "First Express"), organized under the laws of the State of Tennessee, having its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103; and Prudential Insurance Company of America ("Prudential"), a New Jersey corporation, having its principal place of business at 751 Broad Street, Newark, New Jersey 07102.

WHEREAS, First Express is an expert in remittance processing and desires to assist Prudential in achieving its cash collection goals in the most efficient and customer-sensitive manner possible; and

WHEREAS, Prudential desires to retain First Express' expertise in remittance processing;

NOW THEREFORE, Prudential and First Express agree as follows:

1. DEFINITIONS

      Capitalized terms in this Agreement shall have the following meanings:

      1.1. "Affiliate"

      means corporate parent or any present and future direct or indirect affiliate or subsidiary of its corporate parent or a successor by merger, acquisition or combination.

      1.2. "Business Day"

      means Monday through Friday other than such holidays as observed by Prudential. In the event that Prudential does not send First Express notice as to the holidays being observed, holidays shall be: New Years Day, Martin Luther King Day, President's Day, Memorial Day, Independence Day, Labor Day, Veteran's Day, Thanksgiving Day, day after Thanksgiving Day, and Christmas Day.

      1.3. "Confidentiality Agreement"

      means the Confidentiality Agreement between First Express and Prudential dated January 12, 1998. attached hereto as Schedule K.
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      1.4. "Costs of Funds for 1 Day"

      means (Federal Funds Rate that day divided by 360) x Delayed Funds.

      1.5. "Delayed Funds"

      means the difference between the funds available to Prudential for withdrawal at its depositories and the funds that would have been available if the deposit deadline had not been missed. Prudential will estimate the funds that would have been available by using the actual availability received on similar deposits during the preceding four (4) weeks.

      1.6. "Disaster Recovery Plan"

      means the document attached hereto as Schedule H that specifies the procedures to be followed with respect to the continued provision of Services in the event First Express' item processing system is unavailable for use because it has been destroyed or damaged to such an extent that First Express is unable, pending restoration of the system, to provide any or all of the Services.

      1.7. "Error Losses"

      means all losses sustained by Prudential by reason of First Express' errors or delays.

      1.8. "Force Majeure Event"

      means circumstances beyond a party's control including without limitation, acts of God, war or other hostilities and domestic or foreign governmental acts, orders or regulations (excluding labor and union-related activities and the nonperformance of any First Express Agent regardless of cause).

      1.9. "Initial Term"

      means the period of time commencing on July 1, 1999 and expiring on June 30, 2004 unless sooner terminated pursuant to Section 2.

      1.10. "Key Personnel"

      means those First Express personnel identified in the Project Plan as being critical to the performance of the Agreement.

      1.11. "Liability Cap"

      means First Express' avenge monthly compensation received from Prudential over the three (3) calendar months prior to the current half year.

      1.12. "First Express Agents"

      means any director, employee, officer, subcontractor, agent or other person or entity acting for, with or on behalf of First Express.


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

      1.13. "PARC"

      means the acronym for Prudential's cash flow controller. PARC is a front-end system that establishes a receivable database, matches premium payments received to this database and creates premium payment transactions that are forwarded to the policy administration systems.

      1.14. "PARC Resolve"

      means exceptions that can be resolved by accessing Prudential's computer-based data processing system known as PARC.

      1.15. "First Express Project Manager"

      means the point of contact for First Express identified in the Project Plan. First Express may change the First Express Project Manager only with the prior written approval of Prudential.

      1.16. "Performance Standards"

      means the milestones, measurements and criteria set forth in Schedule C.

      1.17. "Processing Sites"

      means First Express facility in Louisville, Kentucky as may be changed pursuant to Section 3.2.

      1.18. "Project Plan"

      means the plan set forth in Schedule D.

      1.19. "Prudential Personnel"

      means any officer, director, employee of Prudential or their immediate family member of Prudential.

      1.20. "Prudential Project Manager"

      means the point of contact for Prudential identified in the Project Plan. Prudential may change the Prudential Project Manager by providing written notice to First Express.

      1.21. "Reconstruction Costs"

      means all costs associated with the reconstruction and recovery of a loss, including but not limited to, salary expense of staff, postage expenses, stop payment fees, reasonable attorneys' fees and court costs and other out-of-pocket expenses.

      1.22. "Remedial Costs"

      means out-of-pocket costs incurred by Prudential in remedying processing errors and delays including, without limitation, costs of collecting, recovering or


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

      otherwise pursuing improper credits (including reasonable attorneys' fees and court costs) and cost of funds claimed for delayed credits.

      1.23. "Remittances"

      means customer payments in the form of paper checks, paper drafts, other paper forms of payment, and cash on paper-initiated invoices issued by financial institutions.

      1.24. "Renewal Term"

      means the subsequent period of such duration as may be agreed by the parties following the expiration of the Initial Term in accordance with
      Section 2.

      1.25. "Services"

      means the item processing and related services described in Schedule A.

      1.26. "TAD"

      means any remittance turnaround document either a detachable portion of the policy holder billing statement or a payment coupon that is returned with a policy holder remittance payment.

      1.27. "Termination Charge"

      means the fee designated in Schedule E that shall be payable only if the conditions of Section 5.13 are met.

2. TERM

The Term shall consist of the Initial Term and may consist of a Renewal Term in accordance with the following provisions. First Express' and Prudential's respective representatives will begin discussions regarding an acceptable Renewal Term and any modifications to this Agreement applicable during a Renewal Term no later than January 1, 2003. First Express shall give Prudential notice of any price adjustments applicable to a Renewal Term at least thirty (30) days prior to January 1,2003. If First Express and Prudential have not reached a mutually acceptable agreement regarding a Renewal Term and any modifications of the Agreement applicable thereto by May 1, 2003, then representatives from higher management of each of the parties will enter into discussions regarding the Renewal Term and any modifications of the Agreement applicable thereto. If a Renewal Term and the terms and conditions thereof have not been agreed to by the parties prior to June 30, 2003, then the Agreement shall automatically extend on a month-to-month basis on the terms and conditions set forth in this Agreement, subject to the right of Prudential or First Express to terminate on one (1) year prior written notice to the other party.


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

3. SERVICES

      3.1. Scope of Services.

      First Express shall provide the Services in an accurate, professional, complete and timely manner. In providing the Services, First Express will leverage its remittance processing expertise and research and development capabilities to provide Prudential with the benefits of improved quality, increased productivity, decreased costs, and improved service levels.

      3.2. Processing Sites.

      First Express shall perform the Services at the Processing Sites. First Express shall not relocate the Processing Sites to a location outside of the Processing Site's current postal boundary in its "Metropolitan Area" (as defined in by the federal Office of Management and Budget) without Prudential's prior written consent. Nothing herein shall prohibit First Express from relocating a Processing Site to a location within the Processing Site's current postal boundary in its Metropolitan Area and upon such a relocation First Express will provide Prudential notice of such fact. First Express shall pay any and all expenses that may be incurred by Prudential associated with such relocation, including by way of illustration and not limitation, telecommunications and computing interconnection costs.

      3.3. Continuous Processing.

      First Express shall process Remittances pursuant to the terms of Schedule A seven (7) days each week with multiple shifts. First Express shall make funds available for deposit at Prudential's bank and transmit payment pursuant to the terms of Schedule A.

      3.4. Bank Deposit Preparation.

      The Project Plan identifies the banks to which the Remittances for each Processing Location shall be made available for deposit at Prudential's bank and payments transmitted by First Express. Schedule A will identify the party maintaining the separate agreements with each bank. Prudential shall have the option, from time to time, of reviewing the relationships with such banks, and First Express shall cooperate with Prudential in amending Schedule A to implement such changes in the banking relationships as Prudential may reasonably direct.

      3.5. Lock Box Pick Up.

      The Project Plan identifies the United States Post Office lock box locations at which First Express shall collect Remittances at multiple times each day. First Express is authorized to accept, for deposit into Prudential's lock box account, checks payable to Prudential. First Express shall collect such Remittances from


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

      the lock boxes and make such deposits in strict accordance with the time frames set forth in Schedule C.

      First Express and Prudential shall take all appropriate action required by the postal authorities to effect the transition of Post Office lock box locations from those currently used by Prudential to the Post Office lock box locations maintained by First Express as specified in the Project Plan. The parties shall cooperate with one another and the postal authorities to provide for the termination of the Post Office lock box locations currently used by Prudential and the transfer of Remittances to the lock box locations maintained by First Express.

      3.6. Third Party Contacts.

      Except as set forth in Schedule A, Prudential shall be the sole contact between Prudential and any third parties (including but not limited to Prudential customers, banks and United States Post Office) with respect to Prudential's business. Any inquiries to First Express from any such third parties with respect to Prudential's business, shall be referred immediately to the Prudential Project Manager.

      3.7. Scope Change.

      In the event either party believes that a change in the scope of Services (whether in time frames, banking relationships, Processing Sites, remittance volumes or other factor) is necessary or desirable, such party shall submit a written change request to the other (a "Change Request"). If Prudential submits a Change Request to First Express, First Express shall prepare a change response ("Change Response") without charge and submit it to Prudential within ten (10) Business Days. As part of each Change Response, First Express shall provide to Prudential a written statement describing in detail: (a) the modifications, if any, in Services that will be required as a result of such Change Request; (b) the effect of such Change Request on the Project Plan; and (c) the price or estimated savings associated with such Change Request ("Change Response"). If First Express submits a Change Request to Prudential, such Change Request shall include the information required for a Change Response. Prudential shall accept or reject any First Express-initiated Change Request or any Change Response, as applicable, within ten (10) Business Days after receipt of same by Prudential, or within such other period of time as the parties may mutually agree in writing. If either party accepts a Change Response in writing within ten (10) Business Days after receipt of same from the other party, such Change Response shall be deemed to be a "Change Order," and shall become part of this Agreement. If one party rejects such Change Response, the parties shall continue to perform their respective obligations and responsibilities in accordance with the terms of this Agreement.


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

4. COMPENSATION

      4.1. Fees.

      Prudential shall pay First Express, for the Services performed to Prudential's reasonable satisfaction, the fees as set forth in Schedule B to this Agreement. Fees shall not be increased during the initial twenty-four (24) months of the Initial Term. Fees may be increased once a year thereafter, provided that First Express shall give Prudential ninety
      (90) days prior written notice of such increase. Any such annual increase during the Initial Term, as may be extended in accordance with Section 2, shall be limited to the lesser of (i) ten (10%) percent over fees in effect during the preceding twelve (12) month period; or (ii) the percentage change in the CPI-W during such twelve (12) month period, where CPI-W means the Consumer Price Index, all Urban Wage Earners and Clerical Workers, as published by the Bureau of Labor Statistics of the United States Department of Labor (or if not published the index specified by such bureau or its successor or that being most comparable).

      4.2. Other Expenses.

      First Express will be responsible for all costs and expenses in connection with providing the Services as outlined in this Agreement, including but not limited to those set forth below.

            4.2.1. Telecommunications Equipment Located on First Express
            Premises.

            Facsimile transmission equipment, data sets and such other equipment located on First Express' premises as may be necessary to enable First Express to provide the Services.

            4.2.2. Communication Lines.

            If necessary, the lease, purchase and/or maintenance of telecommunication lines or other means required to transmit information and data between First Express and Prudential.

            4.2.3. Supplies.

            All office and operating supplies, including but not limited to envelopes, whether or not bearing Prudential's name, unique report forms not set forth in this Agreement, and statements, deliveries thereof to be made in quantities and to the specifications agreed to in writing by the parties.

      4.3. Implementation Costs.

      Each party shall be responsible for its own costs and expenses, except as specified in Schedule B, related to the transition to First Express of the Services as same are described in the Project Plan attached as Schedule D to this Agreement.


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

      4.4. Taxes.

      Prudential shall, in addition to the payments required hereunder, pay all applicable sales, use, transfer or other taxes (excluding, however, property taxes or taxes upon First Express' income), however designated, which are levied or imposed by reason of the transaction contemplated hereunder; excluding, however, income taxes on income which may be levied against First Express. The parties agree that the determination of the amount of state and local sales and use taxes, if any, the jurisdiction to which such taxes are to be paid, and any other determinations of a substantive or procedural nature relating to such taxes, will be the responsibility and prerogative of Prudential, in its sole discretion.

      All such taxes shall be specifically stated and billed to Prudential by First Express and First Express shall itemize the components on the invoices. All such taxes shall be collected and remitted to the appropriate state by First Express. First Express shall have sole responsibility for the timely payment of all applicable state and local sales and use taxes with respect to all of Prudential's purchases under this Agreement. First Express shall indemnify and hold Prudential harmless from and against the amount of any claims, lawsuits or audits by state and local governmental agencies responsible for collecting sales and use taxes. First Express will further lend its full cooperation to Prudential in the administration of any exemptions from sales tax to which Prudential may be entitled including, but not limited to, Urban Enterprise Zone exemptions, resale exemptions, or "in lieu" exemptions in relation to Prudential's status as an insurance company.

      4.5 Most Favored Customer.

      First Express represents that all of the prices, terms and benefits granted herein to Prudential by First Express are comparable to or better than the equivalent prices being offered by First Express to any other similar industry customer possessing similar remittance volume and characteristics by payment type mix. First Express further represents that in the event First Express shall, during the term of this Agreement, enter into arrangements with any other such customer providing better processing fees, transaction fees, or service fees (on a blended total price basis), this Agreement shall thereupon be deemed amended, as of the effective date thereof, to provide the same to Prudential, and Prudential shall promptly receive an appropriate billing adjustment for any price differential.

5. TERMINATION

      5.1. Prudential Right to Terminate.

      Prudential, at its option, may elect, at any time and without further obligation or liability to First Express whatsoever, to terminate this Agreement in whole or in part based on one or more of the events set forth herein.


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

            5.1.1. Uncured Breach.

            Prudential may terminate this Agreement at any time should First Express commit any material breach of this Agreement and fail to cure such breach within thirty (30) days after First Express' receiving written notice of such breach from Prudential.

            5.1.2. Insolvency.

            Prudential may terminate this Agreement on written notice to First Express if First Express becomes unable to meet its debts as they become due, or a petition of bankruptcy is filed by or against First Express and such petition is not vacated within thirty (30) days after filing, or if First Express makes an arrangement for the benefit of its creditors, enters liquidation or receivership, or ceases to do business in a normal and customary manner.

            5.1.3. Change in Entity.

            Prudential may terminate this Agreement if First Express undergoes a change which is in essence one of ownership or control, including but not limited to, merger, asset sale, transfer of a substantial portion of business, or sale of a substantial share of First Express' general voting securities.

            5.1.4. Error Losses.

            In the event First Express' liability reaches the Liability Cap, Prudential may terminate this Agreement pursuant to Section 5.1.1.

            5.1.5. Convenience.

            Prudential may terminate this Agreement for convenience on three hundred sixty-five (365) days written notice to First Express, provided however, that Prudential shall be obligated to pay a Termination Charge if such termination is to take place prior to the expiration of the Initial Term. First Express agrees that the Termination Charge is full and adequate compensation to First Express for any loss of investment, recovery of start-up costs or other economic losses and costs and the Termination Charge shall be First Express' sole remedy should Prudential terminate for convenience. Termination of this Agreement pursuant to this Section
            5.1.5 shall not be effective unless Prudential delivers the Termination Charge to First Express along with the advance written notice. The Termination Charge will be payable only if Prudential terminates pursuant to this Section 5.1.5.


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

            First Express Right to Terminate.

            5.2.1 Uncured Breach.

            First Express may terminate this Agreement at any time in the event that Prudential fails to pay undisputed amounts due pursuant to
            Section 11.2 and Prudential fails to cure such breach within sixty
            (60) days after receiving written notice of such breach from First Express.

            5.2.2. Bankruptcy.

            If an order of relief is entered against Prudential in a case commenced under Title 11 of the United States Code, Prudential shall assume or reject this Agreement within sixty (60) days thereafter; if Prudential shall fail to assume or reject this Agreement within such sixty (60) day period, First Express may terminate this Agreement immediately upon written notice to Prudential.

      5.3. Transition Rights.

      Upon termination, First Express at no additional cost shall provide all assistance needed or requested by Prudential, or any representative(s), agent(s) or vendor(s) specified by Prudential in any transition of the Services to Prudential or to another vendor. Such assistance shall be provided by First Express for a period of time at least sixty (60) days following termination of this Agreement. In the event that Prudential requires First Express to provide additional assistance to Prudential beyond such sixty (60) day period, First Express shall provide such assistance at a reasonable rate, not to exceed one hundred fifty dollars ($150) per hour. Any and all payments under this Section 5.3 shall be due and payable by Prudential within forty-five (45) days after Prudential receives from First Express a valid invoice detailing the specific tasks performed by First Express, the dates and hours of such performance, and the charges associated therewith, provided that such services have been performed to Prudential's reasonable satisfaction.

      Upon termination of this Agreement, First Express and Prudential shall take all appropriate action required by the postal authorities to effect the transition of Post Office lock box locations from those maintained by First Express as specified in the Project Plan to Post Office locations identified by Prudential. The parties shall cooperate with one another and the postal authorities to provide for the termination of the Post Office lock box locations used by First Express and the transfer of Remittances to the lock box locations maintained by Prudential.

      Upon termination of this Agreement, First Express shall take all appropriate action required to continue to support the services established pursuant in Schedule A as needed to respond to inquiries regarding work processed during First Express and Prudential's relationship. First Express shall remain responsible for payment to Prudential of any adjustments or penalties as a result of the resolution of such inquiries.

      5.4. Return of Prudential Data.

      First Express shall within thirty (30) days return all Prudential data, software, and material on termination of this Agreement or on Prudential's demand.

6. PROJECT PLAN

      The parties shall implement in all respects the Project Plan set forth in Schedule D to this Agreement. First Express warrants that it shall be in all respects ready, willing and able to provide all Services to Prudential from the Processing Site for Prudential's substantially complete volume of items as of July 1, 1999.

      6.1. Project Management.

      The Project Plan shall include the procedures First Express intends to use and the activities First Express proposes to undertake in order to manage the Services, including those direction, monitoring, staffing, reporting, and oversight activities normally undertaken at service locations where critical business, commercial and financial data of a customer are processed. First Express shall periodically propose updates to the Project Plan to reflect any changes in operations or procedures. No updates shall be effective unless and until approved by Prudential in writing.

      6.2. Right to Remove Personnel.

      Prudential shall have the right, in its sole discretion, to require First Express within five (5) Business Days to replace any individual working on-site at Prudential's facilities or with direct contact with Prudential, including without limitation, the First Express Project Manager or any First Express Agent, whom Prudential deems to be unfit or otherwise unsatisfactory to perform First Express' duties hereunder, provided that Prudential shall exercise such right in writing. Race, gender, age, national origin or other legally protected status shall not be valid grounds for any such request by Prudential.

      6.3. Key Personnel.

      Except at Prudential's specific request, First Express shall not remove or temporarily reassign any Key Personnel, as identified in the Project Plan, including but not limited to the First Express Project Manager, without the prior written consent of Prudential, provided that such approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, First Express shall have the right to remove or reassign the First Express Project Manager or any Key Personnel upon notice to Prudential if such removal or reassignment is required due to promotion, leaves of absence, illness and the like. In the event that First Express wishes to replace or reassign such Key Personnel, the proposed replacement personnel shall be "qualified," in all respects, which shall mean that the proposed replacement personnel shall possess comparable experience and training as the personnel whom First Express proposes to replace. First Express' obligations relating to error and delay/failure rates and other Performance Standards shall not be excused in the event any First Express personnel are replaced, including without limitation for such causes as failure of the replaced First Express personnel to obtain and/or maintain the necessary training, expertise, licensure, certification or other qualifications required to perform his or her assigned duties competently. In addition, such replacement shall not be considered a Force Majeure Event.

7. ACQUISITION

      First Express represents and warrants that its Processing Site has and shall maintain without cost to Prudential sufficient capacity to accommodate, within one hundred twenty (120) days of a written request from Prudential, an increase of not more than fifty percent (50%) in customer volume when compared with the Remittance volume being processed as of the date of the notice.

      In the event Prudential acquires, merges or otherwise combines with one or more additional financial institutions, or other entities, First Express agrees upon request of Prudential to provide the Services for the fees set forth in Schedule B to the acquired, merged or combined entity, even if to do so requires the acquisition of additional processing capacity and/or personnel, provided that the work has the remittance characteristics and procedures that can be accommodated in Schedule A, as may be amended by mutual agreement of the parties. If Prudential requests that First Express provide Services to such an entity, and the additional Remittance volume for such entity would result in an increase of more than fifty (50%) percent over July 1, 1999 Remittance volumes committed to First Express in accordance with Section 17, then Prudential and First Express will negotiate in good faith a specific minimum term for which such business will be provided to Prudential.

      Nothing contained herein shall obligate Prudential to cause any acquired, merged or combined financial institution or portion thereof to obtain services from First Express pursuant to this Agreement.

8. EQUIPMENT AND SOFTWARE

      First Express shall acquire, install, maintain, repair, operate, and upgrade all equipment and software required by it to provide the Services at its sole expense. If any remote terminal units ("RTUs") are reasonably necessary to enable First Express to provide the Services hereunder, then First Express shall notify Prudential, and Prudential shall have the option of providing such RTUs to First Express. In the event that Prudential elects not to purchase the RTU's itself, then, with Prudential's approval, First Express shall purchase them and bill Prudential for the actual costs associated therewith. Prudential shall reimburse First Express for such costs within thirty (30) days after Prudential receives from First Express an invoice detailing the costs of such RTUs, including the original invoices from the RTU vendor. Prudential shall retain all right, title and interest to such RTUs, which shall be used by First Express solely for the purpose of performing its obligations hereunder. First Express shall provide Prudential access to such RTUs upon Prudential's request for security and any other reasons, including but not limited to upgrading such RTUs to provide compatibility with Prudential's systems. First Express shall be responsible for ongoing and emergency maintenance of such RTUs to keep such RTUs in good operating condition. First Express shall have the risk of loss with respect to the RTUs in its possession and shall return such RTUs to Prudential upon termination of this Agreement in the same condition as delivered, normal wear and tear excepted. First Express shall enter into contracts for maintenance of the RTUs directly with their vendors. In no event shall Prudential have any obligations to repair or replace any RTUs.

9. INTERFACE WITH PRUDENTIAL

      The Project Plan identifies the First Express Project Manager and the Prudential Project Manager assigned as the primary contacts within their respective organizations for all matters arising under this Agreement. Each party shall also assign an alternative coordinator to be contacted in the event the primary coordinator is unavailable. The parties shall hold periodic meetings to be attended by appropriate management and other personnel to discuss matters arising under this Agreement. Such meetings shall be held on a periodic basis as agreed by the coordinators.

10. TRANSPORTATION

      First Express transportation of Remittances and files, and all liabilities associated therewith between Prudential and First Express shall be the responsibility of First Express, provided, however, that Prudential shall pay for costs associated with the transportation to First Express of any Remittances received at any location other than as specified in Schedule A.

11. BILLING

      First Express shall prepare and submit monthly summary invoices (in accordance with a billing format to be provided by Prudential to First Express), in arrears, for Services provided during the preceding month. Invoices shall provide an itemized breakdown of Services provided, and First Express shall provide Prudential with documentation supporting such invoices on request. If requested, by Prudential, First Express shall provide separate invoices to newly acquired entities or different divisions or affiliates of Prudential.

      11.1. Bill-to Address.

      Prudential's bill-to address shall be as follows:

      The Prudential Insurance Company of America
      701 San Marco Boulevard,3 OC
      Jacksonville, Florida 32207
      c/o Robert W. VaVerka

      Prudential may change its bill-to address by providing written notice to First Express.

      11.2. Payment Terms.

      Prudential shall pay invoices, less any amount subject to good faith dispute, net thirty (30) days from receipt of invoice.

      11.3. Offset of Liabilities.

      At any time that First Express owes money to Prudential hereunder, Prudential may offset such amounts against fees payable to First Express provided that Prudential also provides to First Express, in writing, the basis for the amounts offset.

12. DISASTER RECOVERY PLAN

      First Express shall fully conform with the Disaster Recovery Plan, attached hereto as Schedule H, and cause such plan to be maintained at all times during the term of this Agreement.

13. REPRESENTATIONS AND WARRANTIES

      First Express represents and warrants as follows:

      13.1. Corporate Authority.

      First Express has all requisite corporate power and authority to execute, deliver and perform its obligations. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action of First Express. No approval, authorization, consent or order of, or filing or registration with, any governmental or regulatory authority is required to be obtained or made by First Express in order to permit it to enter into and to perform its obligations under the Agreement.

      13.2. Service Quality.

      The Services shall conform at all times to the descriptions and levels of services set forth in the Agreement, including but not limited to the Performance Standards set forth in Schedule C, and Prudential's reasonable requirements. All Services rendered hereunder will be performed in a professional, workmanlike manner using qualified individuals in accordance with highest industry standards and practices applicable to the performance of such Services.

      13.3. First Express Employees.

      First Express shall exercise due care and diligence in the selection and training of its employees and agents and shall thoroughly screen all employees to ensure that they have no criminal record with respect to crimes of dishonesty.

      13.4. Maintenance of Equipment.

      First Express shall exercise due care and diligence in the selection and maintenance of hardware and software used to perform the Services hereunder.

      13.5. Title.

      The Services and other materials and services provided to, or acquired by, or licensed to Prudential under this Agreement will not infringe upon nor misappropriate any patents, copyrights, trade secrets or other proprietary rights of any third party.

      13.6. Compliance with Laws.

      The Services shall be provided in accordance with all applicable laws, rules and regulations. First Express is responsible for obtaining, and has responsibility for all costs associated with, all necessary licenses, consents, approvals, permits and authorizations required by legislative enactments and regulations applicable to it that are legally required to be obtained in connection with the performance and delivery of the Services. Prudential shall reasonably cooperate with and assist First Express in obtaining any such licenses, consents, approvals, permits and authorizations.

      First Express shall comply with all changes in legislative and regulatory requirements, including transborder data flow laws, that may relate to First Express' provision and Prudential's use of the Services. First Express and Prudential shall work together to identify the impact of such changes on how Prudential uses, and First Express provides, the Services and First Express shall promptly make any modifications to the Services agreed upon by First Express and Prudential in writing, if any, pursuant to Section 3.7. First Express shall be responsible for any fines and penalties arising from any noncompliance by First Express or First Express Agents with the law with respect to its provision of the Services.

      13.7. Outstanding Litigation.

      First Express represents and warrants that there is no outstanding litigation, arbitrated matter or other dispute to which First Express is a party which would reasonably be expected to have a potential or actual material adverse effect on Prudential's or First Express' ability to fulfill its respective obligations under this Agreement.

      13.8.Year 2000 Compliance.

      First Express represents and warrants the Services shall provide "fault free performance" in the processing of date and date-related data (including, but not limited to, calculating, comparing and sequencing) by all its hardware, software, and other computing systems, individually and in combination, from June 1, 1999. "Fault free performance" shall include the manipulation of data when dates are in the 20' and 2l centuries and shall be transparent to the user. First Express further warrants that the advent of the year 2000 shall not adversely affect the performance of the Services.

      13.9. No Harmful Code.

      First Express shall use all reasonable precautions to ensure that the Services and any medium by which they are delivered to Prudential shall not contain any virus or any other contaminant, or disabling devices including, but not limited to, codes, commands or instructions that may have the effect or be used to access, alter, delete, damage or disable Prudential software, Prudential information or other Prudential property, in a manner other than in accordance with the Project Plan.

14. PERFORMANCE STANDARDS

      First Express shall in all material respects meet the Performance Standards, including by way of illustration and not limitation, the planned completion deadlines, as well as any to which the parties may agree in writing.

      First Express shall provide to Prudential reports in such form and containing such information as Prudential may request detailing First Express' performance relative to the Performance Standards. Unless otherwise requested by Prudential these reports shall be presented to the Prudential Project Manager at least monthly (more frequently during the first four (4) months that First Express provides Services) and at any time as Prudential reasonably requests. Prudential shall report to First Express during such report presentation any deficiencies it sees in the provision of Services by First Express. Report formats are set forth in Schedule G.

      If any material Service deficiency is found, then within one (1) month of such finding, First Express will prepare and present to Prudential a plan to remedy the deficiency. If acceptable to Prudential, the remedial plan will be promptly implemented at First Express' sole expense, or an alternative remedy for correction of the deficiency will be devised by the parties and implemented, all at First Express' expense ("Remedy").

      If First Express fails to implement its portion of the Remedy in the agreed upon fashion within thirty (30) days before the Remedy's completion date, then for each calendar month of Service or part thereof beyond the planned completion date of the Remedy for which First Express has failed to implement the Remedy,

      First Express will pay the full amount of Prudential's internal and external costs, as calculated by Prudential, resulting from not implementing the Remedy within such thirty (30) day time frame. In the event such failure to implement the Remedy occurs for two (2) successive months, or if after good faith efforts by both parties an acceptable Remedy cannot be found, then Prudential may terminate this Agreement, without liability to First Express, including without limitation for any Termination Charge, upon written notice to First Express.

      Schedule C sets forth the standards of performance required by category. In no month shall First Express' error rate exceed thirty (30) errors for one hundred thousand (100,000) items in the blended categories ("Error Limit"). If First Express' errors in any given month exceed the Error Limit, then First Express shall pay to Prudential fifty dollars ($50) for each item in error per month that exceeds the Error Limit up to an aggregate maximum of fifty thousand dollars ($50,000) in any calendar year. In the event that in any one (I) calendar year, the fees exceed such aggregate maximum, then Prudential shall have the option of terminating this Agreement in whole or in part for First Express' breach upon immediate notice without regard to the thirty (30) day notice provisions of Section 5.1.1. In addition to the fifty thousand dollars ($50,000) payment from First Express, Prudential shall be entitled to seek all other remedies available at law and in equity upon such termination.

      If First Express achieves a quality level of five (5) or less errors for each one hundred thousand (100,000) items for each month of any calendar quarter in the Processing Site (and no more than fifteen (15) errors for one hundred thousand (100,000) items on a blended basis), then Prudential shall pay an amount of ten thousand dollars ($10,000) following such quarter. These funds are planned to be incentive compensation dollars for the First Express manager(s) and staff responsible for the attainment of these superior quality standards. In no quarter shall Prudential pay more than ten thousand dollars (510.000) in such bonuses.

15. LIABILITY

      15.1 First Express Liability.

            15.1.1 Definition.

            For purposes of this Section 15, actions taken "during" a given month or prior to a particular date shall mean actions taken with respect to Remittances processed by First Express during such month or prior to such date regardless of when the accounting treatment is recorded.

            15.1.2. Payment of Liabilities

            Liabilities of First Express to Prudential shall be paid to Prudential within thirty (30) days of written claim therefore given by Prudential to First

            Express if, at such time, Prudential has made compensatory payments or has incurred costs or losses as a result of First Express' erroneous processing or delays as contemplated herein below.

            15.1.3. Recoveries

            If, at any time, Prudential recovers funds, payments or costs from any third party for which it has received compensation hereunder from First Express, the amounts so recovered (less the costs of recovery) shall be remitted to First Express.

            15.1.4. Liability for Breach of Representations and Warranties

            First Express shall be liable to Prudential hereunder for all losses, costs, liabilities, damages and expenses (including but not limited to legal fees and administrative costs and without regard to any limitation herein) incurred by Prudential for any reason of First Express' material breach of any representation or warranty made or given under this Agreement.

            15.1.5. Liability for Intentional Acts or Gross Negligence

            First Express shall be liable to Prudential hereunder for all losses, costs, liabilities, damages and expenses (including but not limited to legal fees and administrative costs and without regard to any limitation herein) incurred by Prudential by reason of First Express', its employees', contractors' and agents' intentional or grossly negligent actions or omissions hereunder without regard to and without charge against any caps on liability herein.

            15.1.6. Liability For Errors or Delays Without Regard to Negligence

            Without regard to negligence (and unless covered by Sections 15.1.4 or 15.1.5 above), and in addition to any other remedies or rights contained herein, First Express shall be liable to Prudential for all of the following:

            (a) One hundred percent (100%) of the cost incurred by Prudential due to the lost use of funds (where cost of funds shall be calculated by multiplying the number of days (including each partial day as a whole day) times the Costs of Funds for one (1) day, for any day on which First Express fails to process at least fifty percent (50%) of the scannable Remittances received by the respective cut-off time (as set forth in Schedule B at each processing site).

            (b) For each Remittance that is lost, destroyed or damaged while in the possession or under the control of First Express, First Express shall be liable for the payment of (i) all reasonable administrative costs in effecting the identification and replacement of such Remittance and (ii) interest on the face amount of such Remittance at the average Federal Funds Rate as published by the Federal Reserve Board for the period from the date First Express credited the face amount of such Remittance to the amount in which such Remittance was deposited until the reimbursement in full to Prudential of the face amount of such Remittance; provided, however, if Prudential makes every reasonable effort to, but cannot replace a Remittance within one hundred twenty
            (120) days from the date of notice to First Express of the loss of such Remittance, First Express shall also pay Prudential the face amount of such Remittance. If First Express discovers any apparent loss, destruction or damage to an Remittance, First Express shall
            (i) immediately notify Prudential verbally, (ii) promptly confirm such verbal notice by telecopier within one (1) banking day thereafter and (iii) promptly confirm such verbal notice in writing in accordance with the provisions of Section 22 of this Agreement.

            15.1.7. Limitation of First Express Liability

            EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, PURSUANT TO ANY BREACH OF WARRANTIES, INFRINGEMENT AND/OR INDEMNITY AND AS SET FORTH IN SECTION 15), FIRST EXPRESS SHALL NOT HAVE LIABILITY TO PRUDENTIAL FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES INCLUDING LOST PROFITS OR BUSINESS OPERATION LOSS REGARDLESS OF WHETHER First Express WAS INFORMED OF THE POSSIBILITY OF SUCH LOSS.

            15.1.8. Remedies Cumulative

            Performance charges due to Prudential pursuant to Section 15 shall be in addition to any other remedy as may be available to Prudential at law or in equity.

      15.2. Prudential Liability.

            15.2.1. Personal Injury and Property Damage

            Provided that First Express shall have given Prudential prompt notice and reasonably cooperates in the defense, Prudential, at its expense, shall indemnify and hold First Express harmless, and defend any action brought against First Express with respect to any claim, demand, cause of action, judgment, proceeding, debt, liability, cost or expense, including attorneys' fees, arising out of or relating to claims for personal injury or property damage resulting from the performance of Prudential's obligations hereunder. Prudential shall have the right to control and direct the investigation, defense and settlement of each such claim.

            15.2.2 Gross Negligence and Willful Misconduct.

            Provided that First Express shall have given Prudential prompt notice and reasonably cooperates in the defense, if as a direct result of gross negligence or willful misconduct, Prudential causes injury to a third party and such third party brings a legal action against First Express claiming damages for such injury, then Prudential shall indemnify and hold First Express harmless against all loss and expense associated with the defense of such action, including reasonable attorneys' fees, court costs and judgments. Prudential shall have the right to control and direct the investigation, defense and settlement of each such claim.

            15.2.3. Prudential Limitation of Liability.

            EXCEPT WITH RESPECT TO SUCH LIABILITY AS MAY ARISE UNDER SECTION 15.2.1, PRUDENTIAL SHALL HAVE NO LIABILITY TO FIRST EXPRESS FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION FOR ANY LOST PROFITS OR BUSINESS OPERATION LOSS, REGARDLESS OF WHETHER PRUDENTIAL WAS INFORMED OF THE POSSIBILITY OF SUCH LOSS. THE AGGREGATE LIABILITY OF PRUDENTIAL UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LIABILITY FOR DAMAGES RESULTING FROM PRUDENTIAL'S NEGLIGENCE AND/OR INTENTIONAL, WILLFUL OR WRONGFUL CONDUCT, SHALL NOT EXCEED THE TOTAL FEES PAID BY PRUDENTIAL TO FIRST EXPRESS OVER A THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE ACTION GIVING RISE TO SUCH CLAIM.

16. INDEMNIFICATION.

      First Express agrees to defend, indemnify and hold harmless Prudential, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all losses, cost, liabilities, damages and expenses of any nature whatsoever (including attorneys' fees and costs) incurred by such persons in connection with (I) personal injury, death or damage to, or loss of Remittance or other property occurring or alleged to have occurred by reason of any gross negligence or willful misconduct of First Express or any First Express Agents; (ii) or any incorrect warranty or any breach of any representation or warranty, covenant, agreement, obligation or undertaking in this Agreement by First Express or First Express Agent(s); or (iii) any claim that the services or material provided by First Express or First Express Agent(s) or any system or software used by First Express or First Express Agent's infringes any patent, copyright, trademark or other property right of any other third party, including without limitation losses arising by reason of any injunction against First Express or First Express Agent(s) from providing the Services in whole or in part to Prudential.

      Each party shall give prompt notice of any such claim to the other. First Express shall have the right to control and direct the investigation, defense and settlement of each such claim. Prudential shall reasonably cooperate with First Express in connection with the foregoing. Should the Services as used by Prudential become, or in First Express' opinion be likely to become, the subject of an infringement claim, First Express shall at its option and sole expense either: (i) procure for Prudential the right to continue to use the Services as contemplated hereunder, or
      (ii) modify the Services to eliminate any infringement claim which might result from its use hereunder, provided that the Services must remain the same as provided in Schedule A, or (iii) replace the Services with equally suitable, compatible and functionally equivalent non-infringing Services at no additional charge to Prudential. If none of these options is reasonably available to First Express, Prudential may terminate this Agreement without further obligation or liability on the part of Prudential.

17. REMITTANCE VOLUMES

      Prudential makes no representations, warranties or guarantees that it will obtain Services solely from First Express. Nothing contained in this Agreement shall prevent Prudential from closing any branches it determines to close in its sole business judgment. Prudential shall not be obligated to provide substitute Remittance volumes to replace those lost from closed business units. Notwithstanding the foregoing, First Express will maintain the processing capacity committed by Prudential equal to 1,398,000 monthly Remittances. If the total volume of monthly Remittances is reduced by Prudential below the committed volume, First Express has the right to assess a reimbursement of expenses based on the following chart incurred in preparing for Prudential's work. The expense reimbursement will paid in the form of a monthly payment or a one-time payment, at the sole discretion of Prudential. The monthly expense reimbursement shall remain in effect for the remaining months of this Agreement or until volume of Remittances surpasses the threshold of at least 60% of committed monthly volume. If the total monthly volume of remittances remains less than 279,599 for three (3) consecutive months, this Agreement will be considered terminated for convenience pursuant to Section 5.1.5.

      -----------------------------------------------------------------------
      Monthly Volume Level                    Monthly Expense     One-Time
                                               Reimbursement    Reimbursement
      -----------------------------------------------------------------------
      838,800 to 768,900                          $ 1,858          $ 5,095
      -----------------------------------------------------------------------
      767,899 to 699,000                          $ 5,611          $15,388
      -----------------------------------------------------------------------
      698,999 to 629,100                          $ 9,365          $26,705
      -----------------------------------------------------------------------
      629,099 to 559,200                          $13,319          $38,150
      -----------------------------------------------------------------------
      559,199 to 489,300                          $16,872          $49,595
      -----------------------------------------------------------------------
      489,299 to 419,400                          $20,626          $57,225
      -----------------------------------------------------------------------
      419,399 to 349,500                          $24,380          $68,670
      -----------------------------------------------------------------------
      349,499 to 279,600                          $28,133          $80,115
      -----------------------------------------------------------------------
              < 279,599                           $37,275          $87,442
      -----------------------------------------------------------------------

18. RECORDS AND AUDIT

      18.1. Retention of Financial Records.

      First Express shall maintain complete and accurate financial records in accordance with standard accounting practices during the term of this Agreement and for a period of at least three (3) years following the date of termination of this Agreement (the "Retention Period"); provided, however, that in the event of any dispute arising under or with respect to this Agreement, the Retention Period shall last until the resolution of such dispute becomes final and non-appealable and all obligations of the parties hereto have been satisfied in full.

      18.2. Maintenance of Remittance Records.

      In maintaining such records, First Express shall conform with Prudential's records retention policies attached as Schedule J, which Prudential may change from time to time in its sole discretion. If such changes directly cause additional provable costs to First Express, Prudential shall reimburse such costs provided that First Express shall obtain Prudential's prior written approval before incurring such costs and shall provide original receipts for such costs with its invoice. If Prudential does not approve such costs, then First Express shall deliver such records to Prudential at First Express' cost promptly upon Prudential's request.

      18.3. Destruction of Records.

      Before any record(s) can be discarded, destroyed, moved, or otherwise purged, First Express is responsible for ensuring that any such action complies with the Prudential records retention program, including but not limited to the provision by First Express to Prudential of an acceptable certificate of destruction, and further that Prudential has authorized the action in writing.

      18.4. Access to First Express Premises and Written Records.

      First Express shall provide to Prudential, such person(s) as it may designate, and its regulators and internal and external auditors (collectively "Prudential Representatives) (i) complete access those portions of First Express' and First Express Agents' premises which are used in connection with provision of the Services to Prudential; Prudential, its agents, regulators and auditors shall also have the right to examine and/or audit First Express' books and records from time to time as such books and records pertain to the Services provided hereunder to Prudential; (ii) access to First Express' officers, employees, and other representatives, including its attorneys, accountants and others, in connection with such audit; (iii) such computer access, office space and furniture and telephone, photocopying and electric service as may be necessary or advisable for Prudential's authorized representatives to conduct such examination or audit; and (iv) complete access to and right to review First Express' procedures and documentation regarding disaster recovery and Year 2000 compliance efforts and procedures. All Prudential Representatives must show proper identification to First Express personnel in accordance with First Express' reasonable security procedures.

      18.5. External Audit Opinion.

      If, at the request of Prudential, First Express creates any external audit opinion, external auditor's management letter, external auditor's Statement of Auditing Standards No. 70 or other report by an external auditor and provides all or part of that report to First Express' other customers, First Express shall charge Prudential for such report(s) on a pro rata basis, considering the charges to the other customers of First Express. If no other customers of First Express receive the external audit report(s) that Prudential requests, First Express shall charge Prudential on an equitable basis for such external audit report at an hourly rate not to exceed $25.00.

      18.6. Undercharges and Overpayments.

      If an auditor or certified public accountant determines that First Express has overcharged or underpaid Prudential, First Express shall promptly pay to Prudential the amount of the overcharge or underpayment plus interest thereon at the rate of twelve percent (12%) per annum from the date of the overcharge or underpayment. The costs of the audit shall be borne by Prudential unless the overcharge or underpayment exceeds ten percent (10%) of the amount determined by the auditor or certified public account to have been due. In which event First Express shall bear the direct out-of-pocket costs of such audit.

      18.7. First Express Financial Information.

      First Express shall provide to Prudential promptly and at no charge after publication a copy of the annual report and, upon request, quarterly financial reports, of First Express' parent company First Tennessee National Corporation. In addition, First Express shall furnish, on a yearly basis, Prudential with the reports of First Express' internal and external auditors in connection with First Express' system of internal accounting controls, including, but not limited to, year-end financial statements and reports, and, as issued, SAS 70 reports.

19. REGULATORY AGENCIES

      In addition to the Services, First Express will, with respect to any account or other areas of Prudential business being serviced by First Express which are subject to regulation by state, federal or any other banking authorities, perform or produce at no extra cost to Prudential any function or data uniformly required by any such authorities to the performed or produced by all entities subject to its jurisdiction.

      First Express and Prudential mutually agree to provide the designated representative of state of federal regulatory authorities having jurisdiction, such examination aids and other information as may be required under such authorities' regulations at no extra cost to Prudential.

20. SPECIAL SERVICES

      Special projects, account analyses or other processing or programming services may be requested by Prudential from time to time. The cost and estimated completion date for such services will be furnished, in writing, to Prudential by First Express. Prudential shall have no obligation to pay the cost, including but not limited to the hourly rate, for such services unless agreed in writing prior to commencement and unless such services have been performed to Prudential's reasonable satisfaction.

      Sort pattern changes required by Prudential, programming services and/or changes required to meet new statutory or regulatory requirements applicable to First Express' clients generally will be performed by First Express without charge to Prudential.

      In the event a party desires to initiate a change in the manner in which processing is done or Services are rendered under this Agreement, and such change would require the other party to make a significant change in the equipment, software, or systems of the other party, the initiating party shall inform the other party. If the other party agrees to such change, such change shall be effective, provided however, that a Prudential funded change to First Express equipment, software or systems will require advance approval by Prudential in writing, including appropriate reimbursement, before such change is incorporated at any time during the term of this Agreement into First Express' remittance processing or other business for any of its other customers.

      In the event of changes in planned completion deadlines set forth in Schedule A, such changes must be agreed to by both First Express and Prudential in writing provided however that if the Federal Reserve Bank or its affiliated clearing network establish earlier deadlines than those in effect in the date of this Agreement with which Prudential must comply and First Express cannot reasonably accommodate such earlier deadlines, Prudential may terminate this Agreement, in whole or in part, upon written notice to First Express without liability to First Express hereunder, including without limitation, any liability for the Termination Charge.

21. REPORTS

      First Express shall provide to Prudential the reports set forth in Schedule G at such times as are indicated therein.

22. NOTICES

      Any and all notices that may be required shall be in writing and delivered by hand or sent via certified or registered mail, return receipt requested, to the parties at the addresses hereafter stated or to such other address(es) as the parties may hereafter notify each other in writing:

      If to Prudential:      Paul J. Gletow
                             Vice President
                             Prudential Insurance Company of America
                             290 West Mount Pleasant Avenue
                             Livingston, New Jersey 07039-2729

      with a copy to:        Robert W. VaVerka
                             Prudential Insurance Company of America
                             701 San Marco Boulevard, 3 OC
                             Jacksonville, Florida 32207

      and 2nd                Bruce Vasel
      copy to:               Prudential Insurance Company of America
                             290 West Mount Pleasant Avenue
                             Livingston, New Jersey 07039-2729

      and 3rd                Technology Law and Contracts Grout
      copy to:               80 Livingston Avenue, NJ-09-02-76[Illegible]
                             Roseland, New Jersey 07068-1[Illegible]

      and 4th                Kathleen C. Hoffman
      copy:                  Prudential Company of [Illegible]
                             751 Broad Street, 6th [Illegible]
                             Newark, New Jersey [Illegible]

      If to First Express:   First Tennessee [Illegible] Association
                             1231 [Illegible]
                             Louisville, Kentucky 40285-0001
                             Attention: Senior Vice President & General Manager
                             First Express Remittance Services

      Notices delivered by hand shall be deemed received upon tendered delivery, and those sent by mall shall be deemed received three days after deposit in the mail as described above.

23. CONFIDENTIAL INFORMATION AND OWNERSHIP OF DATA

      23.1. Confidential Information.

      The Confidentiality Agreement attached hereto as Schedule K is hereby amended to delete the last sentence. The Confidentiality Agreement, as amended, is incorporated herein by reference.

      23.2. Ownership of Work Product.

      First Express acknowledges and agrees that the Services performed hereunder, and all materials, products, forms, data, electronic forms converted from various defined format, reports, computer programs (source and object code), documentation, deliverables and inventions developed or prepared for Prudential by First Express in performance of the Services (the "Work Product"), are Prudential Confidential Information and the property of Prudential. All right, title and interest in the Work Product shall vest in Prudential and shall be deemed to be a work made for hire, made in the course of performing the Services hereunder. To the extent that title to any such Work Product may not vest in Prudential by operation of law, or such Work Product may not be considered works made for hire, all right, title and interest therein are hereby irrevocably assigned to Prudential. All such Work Product shall belong exclusively to Prudential, with Prudential having the right to obtain and to hold in its own name, copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter, and any extensions and renewals thereof. First Express agrees to give Prudential, and any person designated by Prudential, reasonable assistance, at Prudential's expense, required to perfect the rights defined in this
      Section 23.2, including but not limited to, executing and delivering all documents requested by Prudential in connection therewith. Unless otherwise directed by Prudential, upon the completion of the Services or upon the earlier termination of the engagement, First Express shall immediately turn over to Prudential all Work Product as well as all materials and deliverables developed, including, but not limited to, working papers, descriptions, reports, notes and data. All Work Products shall bear Prudential's copyright and trade secret notices, as specified by Prudential. No rights to the Work Product shall remain with First Express.

      Notwithstanding the foregoing, First Express reserves all rights in and to the tools, utilities and standards developed by First Express prior to or independent of the Services hereunder and utilized to provide the Services ("First Express Tools"). Work Product shall not include any Prudential Confidential Information or any software licensed from any third party unless such software is specifically identified in this Agreement. In the event (and to the extent) that the Work Product contains any software or other items or elements which may be proprietary to First Express or a third party, First Express hereby grants Prudential an irrevocable, worldwide, royalty free, nonexclusive license, and the right to license its subsidiaries and affiliates, agents and consultants, to use, execute, reproduce, display, perform, distribute copies of and prepare derivative works based on the First Express Tools and to any First Express or third party software or items or elements which may be contained with the Work Product, and to authorize others to do any of the foregoing.

      23.3. Access to Prudential's Systems.

      First Express shall comply with the terms and conditions of the Remote Computing Services Agreement, which is attached hereto and incorporated herein as Schedule L.

24. INSURANCE

      24.1. Policies of Insurance.

      First Express hereby agrees to maintain in full force and effect at all times while it has any obligations remaining under this Agreement, policies of insurance issued by a responsible carrier or carriers with a minimum AM Best Rating of B+ VIII or higher acceptable to Prudential which afford the following coverages:

      i. Workers Compensation Insurance at no less than statutory requirements, or state-qualified self insurance, but including employer's liability with a limit of not less than $1,000,000 per accident per disease;

      ii. Non-Occupational Disability Insurance required by law;

      iii. Commercial General Liability Insurance (Occurrence Form) including, but not limited to, Broad Form Contractual liability with coverage of not less than $1,000,000 injury (or death) and property damage;

      iv. Automobile liability insurance in an amount not less than $5,000,000 per occurrence Combined Single Limit for bodily injury and property damage, including owned, non-owned and hired vehicles;

      v. Fidelity Insurance in an amount not less than $1,000,000 per occurrence which will cover any loss sustained by Prudential as a result of dishonesty of First Express' employees or agents; and

      vi. Property Insurance or Fidelity Insurance covering all loss or damage to any of the items (including Reconstruction Costs and Valuable Papers) while in the possession of First Express or its agents in an amount not less than $1,000,000 per occurrence.

      24.2. Evidence of Insurance.

      First Express shall have provided Prudential prior to execution of this Agreement, and thereafter will provide from time to time upon request, with certificates of insurance or other documentation satisfactory to Prudential which evidence that the insurance required under this Agreement is in full force and effect at all times. Policies required to be obtained pursuant to Section 24.1 above must be endorsed to provide that thirty
      (30) days' advance written notice of cancellation or material change will be given to Prudential and to show Prudential as additional insured under the policies noted in Section 24.1 (iii) Section 24.1 (iv) and Section
      24.1 (v) and as loss payee under the policies noted in Section 24.1 (vi) above.

      The parties involved in this Agreement waive all rights against each other for damages caused by fire or any other perils covered by the standard special causes of loss from property policy. All property insurance policies shall contain a waiver of subrogation by endorsement or otherwise. The parties involved agree that property insurance represents the sole recourse for loss or damage to property and waive rights to recover for property damage from each other.

      24.3. Subcontractor Insurance.

      First Express shall either (a) require each of its subcontractors to maintain insurance coverages at least equivalent to those required above of First Express (but without the requirement that Prudential be named as an additional insured) or (b) indemnify Prudential against any loss suffered by it as a result of the failure of any such subcontractor to maintain such insurance coverages.

25. RELATIONSHIP OF THE PARTIES

      25.1. Independent Contractor.

      It is agreed that First Express is an independent contractor hereunder and neither party hereto, nor its employees or agents, shall be deemed to be the partner(s), joint venture(s), employee(s) or agent(s) of the other.

      25.2. Employee Taxes and Benefits.

      First Express shall assume full responsibility for the withholding and payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, disability, social security and income tax laws with respect to its employees or agents. No person employed by First Express or its agents shall be entitled to participate in Prudential's employee insurance and retirement programs.

26. FORCE MAJEURE

      A party hereto shall not be liable to the other if it is prevented from performing any of its obligations under this Agreement by a Force Majeure Event, provided the inability to perform could not be prevented by the exercise of reasonable diligence and judgment and the affected party made all best efforts to mitigate the effects of such inability to perform. The occurrence of a Force Majeure Event does not limit or otherwise affect obligation to implement the Disaster Recovery Plan as described in Section 12.

      26.1. Allocation of Resources.

      Whenever a Force Majeure Event causes First Express to allocate limited resources between or among First Express' customers, Prudential shall receive at least the same priority as First Express' other customers in respect of each allocation.

      26.2. Fee Adjustment.

      If First Express fails to offer the Services in accordance with this Agreement due to the occurrence of a Force Majeure Event, the Fees shall be adjusted in a manner such that Prudential is not responsible for the payment of any charges for Services that First Express fails to provide.

      26.3. Resumption of Service.

      If any Force Majeure Event prevents, hinders or delays performance of any of the Services and First Express is unable to reinstate such Services in accordance with the requirements of this Agreement, Prudential may, upon notice to First Express, either (1) terminate this Agreement without regard to Section 5.1.5; or (2) procure such services from an alternate source at reasonable charges. In such latter event, if the fees paid by Prudential for procuring such services from an alternate source exceed the fees that would have been payable by Prudential if such services had been provided by First Express under this Agreement, then First Express shall reimburse Prudential for the amount of such excess, up to a maximum of twenty percent (20%) of the fees which would have been payable by Prudential if such services had been provided by First Express under this Agreement.

27. NO TRANSFER

      27.1. No Assignment.

      This Agreement is not assignable or otherwise transferable by either party hereto, except by Prudential to any of its Affiliates. Any attempted assignment other than as permitted under this Section 27.1 shall be void and of no force or effect.

      27.2. No Subcontracting.

      Other than with respect to ancillary services, First Express is prohibited from subcontracting any work or Services under the Agreement without the prior written consent of an authorized officer of Prudential. If First Express does subcontract work, the limited right granted hereunder to First Express to subcontract the tasks specified herein is expressly conditioned upon First Express' enforcement and protection of the rights of Prudential pursuant to this Agreement.

      a. If any First Express Agent fails to abide by such Agreement, First Express shall have an opportunity to enforce the Agreement against such First Express Agent and agrees to enforce the Agreement to Prudential's satisfaction and shall not settle any action absent Prudential's consent.

      b. In the event First Express does not enforce the Agreement against such First Express Agent to Prudential's satisfaction, upon Prudential's reasonable request, which shall provide an opportunity for First Express to enforce such Agreement, First Express will permit Prudential in First Express' name and stead to enforce such Agreement as Prudential deems necessary and appropriate. First Express shall bear all reasonable expenses (including attorneys' fees) of Prudential incurred in enforcing such Agreement.

      c. First Express shall remain responsible for the performance of all First Express Agents.

      d. First Express shall include a provision in all of its agreements with First Express Agents stating that such First Express Agents shall look to First Express for payment and shall under no circumstances look to any other party, including Prudential, for payment. First Express agrees to defend, indemnify and hold Prudential harmless for any loss, damages, costs, expenses (including legal fees) incurred due to any claims by or against First Express regarding breach of the provisions of the Agreement, including, but not limited to, the provisions regarding First Express Agent looking only to First Express for payment for services which may be rendered.

      27.3. No Convict Labor.

      First Express shall not use any prison inmates nor shall it contract with any prison system to perform any Services required under this Agreement.

28. NON-USE OF PRUDENTIAL NAME

      Nothing contained in this Agreement shall be construed as conferring any right to use, or to refer to in any advertising, publicity, promotion, marketing or other activities, any name, trade name, trade or service mark, or any other designation of Prudential or any of its Affiliates including, but not limited to, any contraction, abbreviation or simulation thereof. First Express agrees not to disclose to any third party that it has performed or contracted to perform Services hereunder for Prudential, or other terms or conditions of this Agreement, without the prior express written consent of Prudential. Notwithstanding the foregoing, First Express may use Prudential's name on First Express' list of customers provided that such use is strictly factual. If for any reason Prudential determines that First Express' use of Prudential's name as permitted hereunder is not within the foregoing restrictions, dilutes Prudential's mark or is otherwise adverse to Prudential's interest, First Express shall immediately cease such use of any materials that Prudential deems to be in violation of this Section 28.

29. EQUAL OPPORTUNITY

      The following clauses shall apply if required by the applicable law with respect to the performance of this Agreement and if this Agreement is not otherwise exempt under federal law or applicable regulations:

      1. First Express represents that is an equal opportunity employer, as described in Section 202 of Executive Order 11246, dated September 24, 1976, as amended, and, as such, agrees to comply with the provisions of said Executive Order and its implementing regulations during the performance of this Agreement; and

      2. First Express agrees to comply with the affirmative action requirements of Part 60-741.4 Title 41, Code of Federal Regulations, with respect to handicapped workers during the performance of this Agreement; and

      3. First Express agrees to comply with the affirmative action requirements of Part 60-250.4, Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Agreement; and

      4. First Express agrees to comply with the provisions of Executive Order 11625 and its implementing regulations with respect to the utilization of minority business enterprises during the performance of this Agreement.

30. PROHIBITION OF CONFLICT OF INTEREST

      30.1. Prudential Policy.

      First Express acknowledges that the purchasing policy of Prudential prohibits Prudential Personnel from accepting anything of value of any kind from First Express or its officers, directors, employees or agents unless approved in advance and in writing by the Executive of Administrative Services for Prudential. The purchasing policy of Prudential also prohibits any Prudential Personnel from having business relationship of any kind with First Express or its officers, directors, employees or agents. Notwithstanding the foregoing, if First Express is a publicly held corporation, Prudential Personnel may (a) hold without disclosure an interest in shares of First Express' capital stock up to one tenth of one percent (0.1%) of First Express' total outstanding shares or up to ten thousand dollars ($10,000) in current market value (whichever is less) and (b) hold a greater interest in shares of First Express' capital stock if such interest is disclosed to Prudential in accordance with Prudential's purchasing policy. Prudential Personnel also may purchase consumer goods or services that First Express may offer for sale to the general public on the same terms and conditions available to the general public. First Express shall neither give incentive to any Prudential

      Personnel to violate Prudential's purchasing policy nor shall it participate in any Prudential Personnel's violation of such policy.

      30.2. Undue Influence.

      First Express has not and agrees that it, its employees, subcontractors and/or agents shall not, for the purposes of influencing any decisions with respect to the making of this Agreement or in connection with any work or Services contemplated or performed relative to obtaining this Agreement or fulfilling its obligations hereunder, pay, give or extend, either directly or indirectly, any wages, compensation, gifts or gratuities to any agent, officer, or employee of Prudential or its Affiliates.

      30.3. No Conflicts.

      During the Term, First Express shall not perform any services, or employ any individual in the performance of the Services hereunder, hostile to the interests of Prudential, or otherwise engage in activities adverse to the interests of Prudential. Notwithstanding the foregoing, Prudential acknowledges that First Express may provide products and services to Prudential's competitors in First Express' ordinary course of business.

31. FORBEARANCE

      The failure of either party to insist upon the performance of any terms or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or to demand any penalties resulting from any breach of any of the terms and conditions of this Agreement shall not be construed as waiving any terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect.

32. HEADINGS

      The headings contained in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

33. SEVERABILITY

      The invalidity, illegibility or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of the remainder of the Agreement.

34. GOVERNING LAW AND SUBMISSION TO JURISDICTION

      This Agreement shall be governed by the laws of the State of New Jersey without regard to conflicts of laws. First Express and Prudential hereby agree on behalf of themselves and any person claiming by or through them that the sole jurisdiction and venue for any litigation arising from or relating to this Agreement shall be an appropriate federal or state court located in Newark, New Jersey.

      USE BY FORMER AFFILIATES, SUBSIDIARIES AND/OR BUSINESS UNITS

      Notwithstanding anything contained herein, Prudential may, at no additional charge, provide access to and/or use the Services to process the Remittances of former affiliates, subsidiaries and/or business units (hereinafter "Divested Entities") for a period not to exceed three (3) years after such entities become Divested Entities. Prudential shall either agree to assume responsibility for such entities' access to use of the Services, subject to the terms of this Agreement or to obtain the Divested Entities' written agreement to comply with the terms of this Agreement.

36. ATTORNEYS' FEES

      Notwithstanding any limitation herein, in any litigation between the parties hereto arising out of or with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees (including, but not limited to, allocated costs of in-house staff counsel) and court costs.

      SURVIVAL

      The provisions set forth in Sections 1, 4.4, 5.3, 5.4, 11.3, 13, 15, 16, 18, 19, 22, 23, 24, 25, 28, 31, 32, 33, 34, 36, 37, 38, and 39 of this
      Agreement shall survive termination of the Agreement for any reason.

38. ENTIRE AGREEMENT

      This Agreement, including Schedules A, B, C, D, E, G, H, I, J and L and Schedule K as amended in Section 23.1, expresses the entire agreement made by Prudential and First Express with respect to the subject matter hereof and supersede all previous agreements, whether written or oral, and no other agreement, statement or representation shall be binding upon the parties unless reduced to writing and signed by the party intended to be bound.

      CONFLICT IN PROVISIONS

      In the event of any conflict between the terms of the main body of this Agreement and any Schedule hereto, the terms of the main body of this Agreement shall govern.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their corporate officers as of the day and year first written above.

FIRST TENNESSEE BANK                                PRUDENTIAL INSURANCE
NATIONAL ASSOCIATION                                COMPANY OF AMERICA


By:    /s/ Eric L. Sinclair Jr.         By:    /s/ Robert C. Golden
       ----------------------------            -------------------------------

Name:  ERIC L. SINCLAIR JR.             Name:  ROBERT C. GOLDEN

Title: SVP                              Title: EXECUTIVE VICE PRESIDENT

Date:  6/29/99                          Date:  AUGUST 20, 1999

                                   SCHEDULE A
                            DESCRIPTION OF SERVICES

                   PRUDENTIAL AND FIRST EXPRESS OBLIGATIONS:

I.    Procedural

      A. Any and all changes to these instructions must be made in accordance with Section 3.7 Scope Change of the Master Agreement.

      B. Prudential will provide First Express 30 days written notice of any significant future programming changes after First Express' conversion to these instructions.

      C. Each party will provide the other with a list of contacts that are deemed necessary for the effective execution of these instructions. Such individuals will be assigned or replaced in accordance with Sections 6.2 and 6.3 of the Master Agreement.

II.   Mail Processing

      A. Prudential Remittance mail consists of remittance envelopes, Optical Character Recognition (OCR) documents (TADs), non-OCR documents, remuneration consisting of checks and all forms of cash (as defined in Section 1.23 of the Master Agreement), and various forms of correspondence from customers such as notes, letters and payment instructions.

      B. Prudential Remittance mail will be received in caller box(es) at the United States Postal Service (USPS) in the city in which First Express will process payments for Prudential, presently Louisville. First Express will cooperate with Prudential to assign Post Office boxes reserved for Prudential customer payments.

      C. First Express will pick up the Prudential mail from the USPS in accordance with Section 33 of the Master Agreement and the First Express Mail Pick-up Schedule, attached hereto as Exhibit 1. In the event that First Express wishes to change the Mail Pick-up Schedule in such a manner that will result in more efficient Services hereunder, it shall give Prudential reasonable prior written notice.

      D. First Express and Prudential will cooperate in implementing a temporary mail intercept plan in order to forward Prudential Remittances that are presently received at the USPS in the following Prudential mail receipt cities: Philadelphia. See Addendum

      E. Prudential will, over time, change the Remittance addresses from the aforementioned Prudential mail receipt cities to the P.O. box(es) assigned and reserved for Prudential in the aforementioned First Express cities.

      F. First Express will handle priority overnight mail as follows: Any overnight mail that is received by First Express by 12:00 P.M. Eastern Time is processed that same Business Day. First Express must maintain a log (in a mutually acceptable format) for all overnight and certified mail.

      G. First Express shall process Prudential Remittances in accordance with Section 3 of the Master Agreement.

      H. First Express shall process Remittances in accordance with the mutually agreed upon Work Flow Diagrams, Requirements Definitions, associated data dictionaries and record layouts.

      I. First Express shall process all scannable payments received by 4:30 A.M. on the business day of receipt by First Express. First Express shall process all unscannable, Exception or Data Entry within forty-eight (48) hours of receipt.

      J. First Express and Prudential will mutually agree to an implementation plan calling for Prudential Remittances to be converted to First Express, for processing, in accordance with a three (3) phase schedule, attached hereto as Exhibit 3.

III. Processing instructions with which First Express shall comply are as fo11ow:

      Acceptable Payees

      Process any clear reference to Prudential or cash is acceptable.

      Altered Checks

      Process as long as the operator can make a reasonable judgement of what to do with the check. If a reasonable judgement cannot be made, return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Amounts Differ

      If the numeric amount and written amount of a customer's check do not match, guarantee the written amount and process. If both the numeric and written amounts are missing, return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Blank Checks

      Do not process. Send back to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      If the payment includes a live check and a blank check process the live check and return the blank check to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Cash

      If cash is received with a statement (TAD) - First Express operator will take cash and statement to data entry. First Express will deposit cash daily for Prudential and credit Prudential's Demand Deposit Account(s) (DDA(s)). First Express also must maintain a log (in a format provided by Prudential) consistent with Prudential's requirements. First Express must set the cash signal on the remittance record.

      If cash is received without a statement (TAD), but with correspondence - For Phase I, if cash received is greater than $5.00, First Express will create a check payable to Prudential for the amount of cash received and return the check along with any correspondence to Prudential in the overnight package along with the original envelope (if available) and contents (other than cash) and correspondence date stamped by First Express along with documentation stating the amount of cash received initialed by the operator with the operator's ID. Cash under $5.00 will be returned with any correspondence to Prudential in the overnight package along with the original envelope (if available) and contents (other than cash) and correspondence date stamped by First Express along with documentation stating the amount of cash received initialed by the operator with the operator's ID. Phase II and beyond will be handled using SmartTAD.

      Change of Address Request

      Return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Check Only With Account Number

      Do not process. Return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express in Phase I. First Express will process in [Illegible] SmartTAD batch.

      Check Only Without Account Number

      For Phase I, do not deposit. Return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Process in Phase II in SmartTAD batch. If a reasonable effort has been made to identify the account number and it still not identified, return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Counter Checks, Cashiers Checks, Money Orders, Travelers Checks and Other Cash Instruments

      Process.

      Date Missing

      Process.

      Foreign Checks

      Do not process, return to Prudential in the overnight package along with the original envelope and contents and correspondence date stamped by First Express.

      Gift Certificates

      Return to Prudential Correspondence Center.

      Incomplete Checks

      Guarantee either the numeric or written amount. If both the numeric and written amounts are missing, return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Inserts or Promotions on Account

      Return to Prudential Correspondence Center.

      Multiple Checks

      Process all checks.

      Overpayment

      For Phase I, if at least one statement (TAD) is received, process payment. If no statement (TAD) exists for another policy referenced in the payment, return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express. For Phase II and beyond, process using SmartTAD.

      Payee Missing

      Use the provided stamp and stamp "Prudential" in the payee name.

      Post Dated Check (Future dated Check)

      Do not accept post dated checks that are dated more than three (3) days in advance as it may result in a Not Sufficient Funds (NSF) situation. If dated more than three (3) days, do not process, return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Signature Missing

      Use the stamp provided by Prudential and process.

      Stale Date

      Do not process after ninety (90) days. (The customer's bank may not accept and require a fee if processed).

      Two/Three Party Checks

      Return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Wrong Payee

      Return to Prudential in the overnight package along with the original envelope (if available) and contents and correspondence date stamped by First Express.

      Correspondence

      Examples: Statements with written comments/Coupons/Letters/Inserts. Refer to Exhibit 4 for detailed list of items that Prudential receives.

      Return Correspondence to envelope. Write account number(s), payment amount, date and operator ID number on correspondence. Include a copy of the check(s) and/or TAD(s). Send all correspondence and above contents to Prudential in the overnight package.

      Unprocessables

      Place contents back in the envelope. Write receipt date, operator ID and reason for return on the envelope. Return to Prudential in the overnight package along with correspondence date stamped by First Express.

      Provided below is a list of unprocessable items:

            o     Foreign checks

            o     Checks with forms

            o     Blank checks

            o     Voided checks

            o     Wrong payee

            o     Qualified VIP/FIP current and prior year payments over
                  $2,000.00

            o Anything that is not specifically defined in any of the jobs or work flows

IV.   Bank Deposits

      A. First Express shall arrange for the timely and efficient deposit of checks in accordance with Section 3.4 of the Master Agreement at Prudential's bank of choice, initially Bank One, who will be responsible for the collection of checks in accordance with the bank's published availability schedule.

      B.    Bank deposit totals must agree with transmission totals.

      C. Prudential will provide to First Express the following bank DDA accounts by work type:

                  Louisville:

            1     Life, VIP/FIP, PruFlex/Flexi

            2.    NEA

            3.    TRW

      D.    First Express will endorse each check as follows:

            1.    "Pay to the order of the within named payee"

            2.    Bank Name

      E. First Express will microfilm the front and back of all Prudential Remittance checks it processes and deposits. It will maintain acceptable copies for a period of time according to Schedule J of the Master Agreement. First Express will image the front of the TAD's with the exception of the Z Account (aka Family Account) TADS which will be sorted separately and physically stored and retained in accordance with Schedule J of the Master Agreement.

      F. For error resolution by First Express, Prudential must fax a "Research Request" form (designed by First Express) for resolution in accordance with the following guidelines:

            Encoding errors - Adjustments to the DDA(s) will be completed by First Express within 48 hours.

            Photocopy requests - First Express will respond in one of several ways: if the item is on First Express's premises, Prudential will receive the photocopy within 48 hours; if the item is a bank item, response will be completed in 48-72 hours; if the request cannot be handled by the bank and it must go to the Federal Reserve, First Express cannot guarantee a response time. It is the responsibility of First Express to inform Prudential of the status of each request. First Express and Prudential will develop follow up schedule and procedure for tracking these requests.

            Microfiche request - Will be completed by First Express within 48 hours from receipt of request.

            All information will be delivered to Prudential in its daily overnight shipment or First Express can fax such information in emergency situations.

V.    Data Transmission

      A. First Express shall capture and transmit remittance information for each Lockbox, i.e.: scan line on remittance, account or invoice number, or other data for automated posting of accounts receivable records. First Express shall complete the data transmit to arrive completely at Prudential twice daily Monday through Friday within these windows: 7:00 AM to 9:00 AM and 3:00 PM to 5:00 PM Eastern Time or such other time(s) as Prudential may designate in writing from time to time. The transmission is determined so that daily activity is available for Prudential to update its customer records nightly.

      B. First Express shall transmit the Remittance information to Prudential's Ft. Washington data center Monday through Friday (except on Prudential holidays).

      C. First Express will install the circuit from First Express Louisville to Prudential Fort Washington. All transmissions will be sent from Louisville to Fort Washington. First Express is responsible for the circuit from point to point ports and for modem equipment on First Express' premises. Prudential is responsible for the cables and modem equipment at Prudential's premises. In the event that a circuit outage arises, First Express is responsible for reporting the outage to the designated Prudential contact. First Express is also responsible for troubleshooting the circuit to regain connectivity and for reporting back the results to Prudential. Prudential must have persons available that can work with First Express' network control center for trouble resolution. With regards to restore procedures, if a circuit outage occurs, but is restored prior to the standard file transmission time(s), or is restored no later than 1 hour after the standard transmission time(s), the file should be re-sent to Prudential. If the circuit goes down for a longer duration and cannot be recovered within 1 hour of the standards transmission time(s), a reasonable backup method of transmission will be required by Prudential and contained within the Business Continuation Plan maintained by First Express. Prudential and First Express will create an escalation procedure identifying whom First Express will contact in Prudential's Systems, Process and Operations organizations.

      D. First Express shall transmit Remittance information to Prudential in accordance with the record formats provided to First Express by Prudential. A change in the record formats required by Prudential shall follow the procedures of Section 3.7 of the Master Agreement.

      E. First Express is required to store transmission data for 1 calendar year.

VI.   Reporting

      A. First Express agrees to provide reports to Prudential necessary to sustain their current business practices. Such reports shall include such information as Prudential may reasonably request, which may include information on:

            1.    Batch Totals
            2.    Detailed Items
            3.    Multi Payments
            4.    Large Dollar
            5.    Transmission List
            6.    Work Type
            7.    Microfilm Number
            8.    Account Number
            9.    Amount Paid

            10. Other reports required by Prudential consistent with current business practices.

VII.  Box Control

      A. A package will be sent by First Express each Business Day to Prudential at site(s) designated by Prudential containing the following:

            a) Unprocessable checks and payments (See above Section IV for a list of unprocessable items)
            b)    Adjustment Advises
            c)    Policyholder correspondence
            d) Any checks or checks with correspondence must be segregated within the box
            e)    Reports (Hard copy and/or microfiche)
            f)    Any other items identified in this document

VIII. Access to Prudential Systems

      A.    Refer to Remote Computing Services Agreement

                                    EXHIBIT 1
                      FIRST EXPRESS POSTAL PICKUP SCHEDULE

      -----------------------------------------------------------------------
                         LOUISVILLE POST OFFICE SCHEDULE
      -----------------------------------------------------------------------
              Monday - Friday               Saturday             Sunday
      -----------------------------------------------------------------------
           12:00 a.m.** (Fri Only)        12:00 a.m.*          08:00 a.m.*
      -----------------------------------------------------------------------
               01:00 a.m.*                04:30 a.m.*          10:30 a.m.*
      -----------------------------------------------------------------------
               02:30 a.m.*                08:00 a.m.*          07:00 p.m.*
      -----------------------------------------------------------------------
               04:30 a.m.*                10:30 a.m.**         09:30 p.m.*
      -----------------------------------------------------------------------
               06:30 a.m.*                05:30 p.m.*
      -----------------------------------------------------------------------
               08:00 a.m.**               08:30 p.m.*
      -----------------------------------------------------------------------
               09:00 a.m.**
      -----------------------------------------------------------------------
               10:30 a.m.**
      -----------------------------------------------------------------------
               07:00 p.m.**
      -----------------------------------------------------------------------
               09:30 p.m.*
      -----------------------------------------------------------------------

NOTE:       The above are times leaving First Express. All times are Eastern
            Time.

            *     - Post Office Run
            **    - Courier and Post Office Run

--------------------------------------------------------------------------------
         Mail is picked up every day except on First Express holidays.
--------------------------------------------------------------------------------

                                    EXHIBIT 2
                              PRUDENTIAL WORK TYPES

There have been five major different work types identified. These work types are based primarily on statement type. These are Life, , Variable Investment Plan/Fixed Investment Plan (VIP/FIP), Pension (Pruflex/Flexi National Education Association (NEA), Thompson, and Ramo, Woolridge (TRW). The timing of the implementation of these work types are listed in Exhibit 3.

The following assumptions are made for Phase I:

o     First Express will process the following work types for Life, VIP/FIP:

      o     Scannable Singles

      o     Scannable Multiples

      o Currency & Cash (Including Money Orders, Travelers Checks and Cashier Checks)

      o     Numeric Handprint (NHP)

                                    EXHIBIT 3
                         Phased Implementation Schedule

Remittance Processing
Phased Implementation Schedule of Work
By Annual Check Volume (anticipated 1999 volume)

                          Phase I (September 7 -- TBD)

--------------------------------------------------------------
Job#                    #1                #3             #4

Work Type               Life              NHP          VIP/FIP
--------------------------------------------------------------
Louisville          12,000,000           117,OOO       16.000
--------------------------------------------------------------

                                 Phase II (TBD)

-------------------------------------------------------------------------------
Job#                   #2                #20             #21            #22

                    SmartTAD             Pru              NEA            TRW
Work Type        (cks w/o TADS)      Flex/Flexi       (new TADs)
-------------------------------------------------------------------------------
Louisville          840,000            27,000          580,000         72,000
-------------------------------------------------------------------------------

                                 Phase III (TBD)

--------------------------------------------------
Job #                  #1            Manual Data
                                        Entry
--------------------------------------------------
                                        PARC
Work Type             IWP              Resolve
--------------------------------------------------
Louisville            200
--------------------------------------------------

                                    EXHIBIT 4
                   EXAMPLE ITEMS TO BE RETURNED TO PRUDENTIAL

Several types of correspondence can be received in a Prudential remittance envelope and should be returned to Prudential. This list includes, but is not limited to the following items:

"E" Policy numbers
"H" policy numbers
489 Request/Disbursement work (for dividend)
540 Case work
AARP payments
Abbreviated Pay forms
Address changes
Agent Commissions checks
Annual Statements
Assignment changes
Atlanta, Suntrust, Emory & Coke
Auto & Home changes & CSO
Bankruptcy
Bell Atlantic
Beneficiary Changes
Calculations
Card Replacements
Cash Surrenders/Not Taken Requests
CHIP, PruMED and Temp payments
Coupon Books
Death certificates
Death claims
Dental Claims
Dividend forms with coupons
Dividend Request Forms
Dividend Request Forms without a check or TAD
Duplicate Policy
Envelope Requests
Government Allotment
Health Cancellations
Health changes
Health Claim forms
Health Mode changes
Information cards
Intra-company mail with checks
IRA Transfer
Jacksonville, Memphis, Tampa & Nashville PruCare

                                    EXHIBIT 4
                   EXAMPLE ITEMS TO BE RETURNED TO PRUDENTIAL
                                   (continued)

Life Mode Changes (Monthly to Quarterly)
Living Needs (LNB)
Living Trust
Loan or Dividend Inquiries/Requests
Loan Value, Request, Certificates
Master Records
Misdirected mail
Mode changes for "D" number
Name changes (except Z Family changes CSSD)
New Business & Underwriting
NJIM Policy # payments
NYSG Policy # payments
Ownership forms
Paid Up Policies
Payroll Budget
Plain correspondence
Policy Cancellations
Policy Certificates
Policy Revisions
Policy Values/Quotes
Postal Requests for confirmation of receipt
Power of Attorney
Preferred CSSD (field Office Codes ending in "X")
Pru-Matic
Unprocessed Receipt Requests
Reinstatement Forms needed
Reinstatement Forms without a check or TAD
Relocation forms
Replacements
Return of Initial Premium
Sales Leads
Tax Calculations
Tax ID forms
Tax work
Term Conversions
Transfers
Unplaced New Business Premiums
Verification of Policy Values
Waiver of Premium due to Disability
Z Family Name Changes

                                    EXHIBIT 4
                   EXAMPLE ITEMS TO BE RETURNED TO PRUDENTIAL
                                   (continued)

NEA/TRW Items:

Name Change
Beneficiary Change
Address Change
Requests for policy information.
Billing requests/complaints
Complaints
Requests for cancellation of policy.

                                   SCHEDULE B
                                      FEES

      Each credit to a customer account or policy shall be considered a separate remittance, notwithstanding that a single check or other vehicle of payment may cover credits to more than one account or policy.

A. Remittance Processing Fees:

--------------------------------------------------------------------------------
                                                     4,500,01
  Total # of Remittances                  <              to              >
 Processed During a Month            4,500,000       5,600,000      5,600,001
================================================================================
Power Encode and Single Item
Payment (1 check/1 TAD)                $.0906          $.0869          $.0817
--------------------------------------------------------------------------------
Multiple Item Payment (1)              $.1614          $.1408          $.1323
--------------------------------------------------------------------------------
Unprocessable Payments                 $.0900          $.0900          $.0900
--------------------------------------------------------------------------------
Express Mail Payments                  $  .40          $  .40          $  .40
--------------------------------------------------------------------------------
Cash Payments                          $ 1.25          $ 1.25          $ 1.25
--------------------------------------------------------------------------------

(1) Price for complete transaction which are Single Check/Multi-TAD, Multi-Check/Single TAD or Multi Check/Multi TAD

Exceptions/Special Handling Payments *:
------------------------------------------
Type of Work                    Price
------------------------------------------
Smart TAD                    Cost + 20%
------------------------------------------
Auto TAD                     Cost + 20%
------------------------------------------
Checks Only                  Cost + 20%
------------------------------------------
Numeric Hand Print           Cost + 20%
------------------------------------------
PARC Resolve                 Cost + 20%
------------------------------------------
Pro Checks                   Cost + 20%
------------------------------------------

* Review in six (6) months with the intent to convert to fixed unit price within the first full year of operation

Note to Processing Fees:

=> Power Encode and single item transactions are defined as any payments that contain a single check and single remittance that can be machine read.

=> Multi Documents are defined as any payments that contain a single check and multiple documents or multiple cheek and single document.

=> Assume all documents and envelopes meet First Express specifications agreed upon by Prudential and OCR reject average is less than 2%.

=> Assume standard processing turnaround time of same day for all scannable items extracted on the Opex 100/150 received at the First Express Processing Site at the following local time: Louisville 4:30 AM.

B. Miscellaneous Processing Fees:

      Item                                             Price           Description
      ----                                             -----           -----------
      Research                                         $4.00           Price Per Request

      Microfilm of Checks/Documents                    $0.0002         Price Per Item

      Photocopies                                      $.20            Price Per item

      P.O. Box Rentals                                 Cost            Each P.O. Box
                                                                       presently costs
                                                                       $550.00 annually

      Postage and Courier                              Cost            Returns To Prudential

      Bank Statement (TAD) Retention                   Cost + 20%      Physical retention
                                                                       requirements (see
                                                                       Schedule J)

      Data Transmission - 2 per day 5 days a week      $25.00          Daily

      Dedicated Customer Service Rep.                  $3,600.00       Price Per Month

C. Exception and Non-Standard Mail                     Cost + 20%      Return mail to
                                                                       Prudential i.e., changes,
                                                                       cancellations, replacements

D. Programming and Set-up Fees

           Description                                         Hours      Rate        Cap Not-To-Exceed
           -----------                                         -----      ----        -----------------
           Custom Programming Requests                           1    [ILLEGIBLE]           $125

           Remittance Processing Initial Set-up
             System Analyst Requirements Definition              80       $125            $10,000
             Convert clean payments to First Express             72       $125             $9,000

           Implement exception to First Express

              PARC Resolve                                      120       $125            $15,000
              (include account look-up and SmartTAD)

           PARC Business Rules                                  100       $125            $12,500

           AutoTAD replacement                                   80       $125            $10,000

      Note to Programming and Set-up Fees:

=> The programming and set-up fees listed above represent a cap or not-to-exceed fee.

=> Prudential wilt be billed on a per hour basis at $125.00 per hour, for actual time spent, up to the maximum. All efforts include planning, programming and testing.

                                   SCHEDULE C
                          ERROR AND DELAY/FAILURE RATES

Standards of Performance - First Express will track and score the following twelve (12) types of errors that may occur within processing cycle. Errors will be tracked by First Express monthly as defined below in aggregate. First Express agrees to use a best effort basis in the first six months of the Agreement to perform at the highest possible standards. Effective six (6) months after processing commences, First Express will be held to the following Standards of Performance as defined below:

      1. A maximum of twenty (20) errors per 100,000 items processed in the following error type:

                  Encoding - check is encoded for other than written amount.

      2. A maximum of five (5) errors per 100,000 items processed in the following error type:

                  Misapplied - payment posted in error to customer's account.

      3. A maximum of five (5) errors in aggregate per 100,000 items processed in the following error types:

                  Late Transmissions - transmission does not start or end at specified deadline.

                  Mailing (Box Control) - wrong items mailed to customer. Box does not meet pickup deadline.

                  Procedural - customer received credit twice. Customer's check is lost in transit or customer's check is lost in transit with no response from drawer to accept photo for collection.

                  Missing Item - item listed in deposit but is not there.

                  Extra Item (No Credit) - check is in deposit but not listed in deposit total.

                  Late Deposit - deposit does not post to Demand Deposit Account
                  (DDA) due to First Express causing the arrival at Prudential's bank past cutoff

                  Listing Error - cash letter mailed to wrong endpoint.

                  Foreign Check Process - foreign checks processed in deposit rather than being pulled to be converted by Prudential's bank, send on collection or returned to client.

                  Capture Error - double-sprayed checks caused from a jam. If a jam is fixed incorrectly it can also cause misapplied payment.

                  Data Center Errors -job set up incorrectly or job set up on wrong date.

                                   SCHEDULE D
                                  PROJECT PLAN

The following is an outline of the conversion sequence of events:

June 25, 1999          Complete First Express programming
July 12, 1999          Begin User Acceptance Test
July 12, 1999          Begin Phase II requirements definition and design
July-August 1999       Staffing and Training
August 13, 1999        User Acceptance Test Complete
August 30, 1999        Schedule Prudential Program install
August 31, 1999        All testing, staffing and Training completed
September 7, 1999      Begin limited-volume live processing

                                   SCHEDULE E
                               TERMINATION CHARGE

Notwithstanding Section 2.0 of this Agreement, Prudential shall have the right to terminate this Agreement for convenience pursuant to Section 5.1.5 and
Section 17. The Termination Charge, defined in Section 1.27, will be calculated as follows:

The Termination Charge will be determined during the Initial Term by multiplying the First Tennessee annual equipment costs of $447,300 or $37,275 per month times the number of months remaining in the Initial Term of the Agreement plus a one-time fee of $206,000. In the event that Prudential has paid a one-time reimbursement fee under Section 17, then the amount of the one-time reimbursement fee shall be subtracted from the one-time fee of $206,000 under this Schedule E.

                                   SCHEDULE F
                           (INTENTIONALLY LEFT BLANK)

                                   SCHEDULE C
                                 REPORT FORMATS

First Express will provide reports to Prudential in an agreed to format by both parties. Refer to Schedule A, Section VIII for details.

                                   SCHEDULE H
                             DISASTER RECOVERY PLAN

FIRST EXPRESS DISASTER RECOVERY PLAN SUMMARY

      First Express possesses a formal, functioning disaster contingency plan for all processing sites. The remittance processing sites all operate with standardized lockbox equipment, operating software and operating procedures. Therefore, any site can run a client's remittance processing application thereby allowing the network to effectively back-up a partially or totally disabled site. The Louisville site is a fully equipped Data Center with a large IBM 3090-class mainframe. The mainframe's back up is a third party "hot site" data center. This enables the processing sites to have the capability of processing Prudential's work without modification. All sites are "tied" together by redundant high-speed, high-capacity data and voice communication lines for added flexibility. A contingency plan to intercept mail and expedite to an alternate site also exists in the event of a total or partial individual processing site outage.

In the event of a major site disaster, a multitude of tasks would have to be performed. To expedite recovery, emergency teams have been established with the following responsibilities:

Damage Assessment Team

This team is responsible for assessing the level of damage and for determining the appropriate level of action. This team consists of the Senior Vice President & General Manager of Remittance Services, Vice President & Continuing Business Relations Manager, Senior Site Manager, Data Center Manager, and Internal Services Manager. Depending upon the situation, other departmental managers would be involved.

Recovery Team

This team will be responsible for establishing and operating the recovery data center. Initially it will be comprised of affected site center personnel with technical support programming staff added as needed.

Application Team

Applications programmers and data network technical support in Louisville will be alerted to standby for either telephone or on-site support.

Site Restoration Team

This team will be responsible for ordering and expediting the delivery of replacement equipment, and for planning and monitoring the reconstruction of the Site. It is comprised of the Senior Vice President & General Manager of Remittance Services, Senior Site Manager, Data Center Manager, and Internal Services Manager.

Off-site Dab Storage

Any data regardless of media, (disk, tape, paper, etc.) that is critical to the operations of the business and would require more than 24 hours to recreate, will be duplicated and held in off-site storage. This includes but is not limited to data on computers of any type (mainframe, capture devices, data entry, LAN/WAN, and PC desktops) and documentation developed by First Express personnel.

Production Software

All production software originates out of Louisville and is archived in Louisville. On a daily basis the mainframes back up their data base and production software libraries; one backup copy is stored on-site and record backup copy is stored off-site.

Site Disaster

The occurrence of a site disturbance that can lead to the movement of processing can take varying degrees of severity listed in order of impact:

      o Equipment downtime of a minor component that has redundancy but will impact production due to heavy volume times.
            Equipment downtime of a major component that has no redundancy or whose outage will severely impact production.
      o     Temporary site outage with an unknown resolution point.
      o     Long-term site disaster whose recovery will take days or weeks.

      In the event of a partial site outage or short-term total site outage, First Express will move Prudential's remittances out of the affected site as well as intercept the remittances at the Post Office and air transport them to another First Express processing center. First Express has a contractual arrangement with a bonded, private courier network, backed up by commercial carriers (such as Delta Dash) to transport

      At the time of the site outage or disaster, a decision will be made by senior First Express Remittance Services management as to which processing center is the most expedient to re-direct mail. Selection will be based upon the following factors:

      o     Impact on customer of processing delays
      o Excess processing capacity given existing volumes and staffing levels
      o     Timeliness of courier flights
      o     Whether or not customer is already being processed at another site

      The Following is the sequence on a time line for action and notification to Prudential:

M equals the point of notification to First Express of the emergency and the following numbers equal days or portions there of following the point of notification.

M First Express notifies Prudential of the occurrence of an emergency and need for contingency services. First Express will provide Prudential with the scope and estimated duration of the emergency.

M+8 HRS Based upon the extent of the calamity, First Express will determine the First Express contingency processing sites to be utilized. First Express Louisville and the affected First Express site will be the primary site(s) and will act as focal point in orchestrating contingency plan activation. Prudential and First Express will agree on the additional First Express sites for contingency services as dictated by total volume of monthly remittances.

M+12 HRS First Express Louisville or affected First Express site will coordinate the air/ground transportation for Prudential remittances from the affected First Express site to appropriate First Express contingency site(s).

M+20 HRS The contingency First Express site(s) is ready to receive first shipment of Prudential remittances. All Prudential remittance items are receipt dated at the contingency site(s).

M+24 HRS The contingency First Express site(s) starts processing the first Prudential transactions.

M - Duration  First Express senior Remittance Services and senior site management will determine subsequent steps for the continued processing and recovery of the affected First Express site.

                                   SCHEDULE I
                            INTENTIONALLY LEFT BLANK

                                   SCHEDULE J
                            RECORDS RETEN11ON POLICY

First Express will provide for Prudential the following statement or turn-around document (TAD) retention:

      o     VIP/HP annuity products will be retained for seven (7) years
      o All traditional and interest sensitive Life and Property & Casualty products will be retained for four (4) months

It is further understood that the method of retention may be either physical, microfilm or in digitized image format. The particular format of choice will be driven by the product and technology utilized to process the transaction associated with the product. Physical documents or retained images may be destroyed after these defined periods. First Express shall provide to Prudential on a quarterly basis a letter certifying the destruction of Prudential's statements and/or TADs covering those documents destroyed for the prior quarter. Prudential also requires that First Express appropriately safeguard the physical security and related access to these statements and/or turn-around documents while they are in the stewardship of First Express. Prudential requires First Express to maintain the image of the front of said statements and or TADs; Prudential further requires First Express to maintain the image of the front and back of each check they process on behalf of Prudential for seven (7) years. Prudential asks that First Express obtain the image of the front and back of the Z Account (Family Account) statement or TAD on a best effort basis. Prudential also requires that First Express archive the necessary audit trails to be able to retrieve these archived images on request during their retention life.

Listed below is the chosen methodology for retention and destruction:

Louisville

Processed statements and TADs are removed from the remittance processing area to a shredding area for destruction. The shredding area is secured by card-key access and entry is logged and tracked by usage. Processed statements and TADs are not be stored, but rather, are made available for immediate shredding. The shredding process is performed by First Express personnel using a high-capacity, diagonal-cut Allegheny shredder. The 3/8" paper strips are removed from First Express by Smurfit Recycling Company, the largest recycling company in the United States.

                            CONFIDENTIALITY AGREEMENT

      This Confidentiality & Non-Disclosure Agreement ("Agreement") made as of this day of June 11, 1999 by and The Prudential Insurance Company of America ("Prudential"), with an office at 751 Broad Street, Newark, New Jersey 07102 and First Tennessee Bank. N.A. ("Company"), organized and existing under the laws of the State of Tennessee.

      WHEREAS, Prudential wishes to disclose to Company, and Company wishes to receive and accept from Prudential, under all of the terms and conditions of this Agreement, Confidential Information, as hereinafter defined, pertaining to Prudential's individual insurance and business environment, including, but not limited to, conversion of Prudential's Ft. Washington, Pennsylvania paper based remittance sites into First Tennesee's Louisville, Kentucky processing site and the provision by First Tennessee of remittance processing services to Prudential.

      NOW, THEREFORE, in consideration of the promises hereinafter set forth, Company and Prudential acknowledge and agree as follows:

Section 1. Definitions

      "Affiliated Entity" shall mean any company or other legal entity directly or indirectly owned by, controlled by or under common control with Prudential.

      "Authorized Representative" of Prudential shall mean an officer of Prudential of at least the level of Vice-President.

      "Confidential Information" shall mean any information proprietary to Prudential or any other third party or which is designated as Confidential Information by Prudential at the time such information is provided to Company or within a reasonable time thereafter. Confidential Information includes, but is not limited to, Prudential's individual insurance and business environment, new product or new technology data, information or material (whether or not published), source code, object code, formulae, descriptions, diagrams, screen displays, schematics, blueprints, flow charts, data, drawings, tapes, listings, processes, techniques, procedures, "know how ," passwords and sign-on codes, documentation, manuals, specifications, designs, inventions, discoveries, improvements, research, development, product prototypes and copies (including but not limited to object code copies), models, marketing strategies and materials, development plans, customer information, pricing information, rates and values, and financial information.

      "Confidential Information" shall not include information Company can clearly establish by written evidence was; (i) known to Company prior to this Agreement; (ii) rightfully acquired by Company from third parties who are not under an obligation of confidence to Prudential; (iii) placed in the public domain without Company's fault; or (iv) independently developed by Company without reference to or reliance on the Confidential Information.

Section 2. Non-Disclosure of Confidential Information

Company acknowledges and agrees that the Confidential Information is confidential.

proprietary, and trade secret to Prudential and is disclosed to Company on a confidential basis under this Agreement, to be used only as expressly permitted by the terms and conditions of this Agreement. Company agrees that the Confidential Information is a proprietary development constituting a valuable Prudential work product, and provides Prudential with a significant competitive advantage in its business. Title to the Confidential Information will remain at all times in Prudential and no transfer of any interest therein is either expressly granted or implied.

      Company agrees that it and any person to whom Company grants access to the Confidential Information will at all times hold the Confidential Information in trust and strictest confidence and shall not except as herein permitted use, exploit, duplicate, re-create, display, decompile or reverse assemble, modify, translate, or create derivative works based upon or disclose or otherwise reveal the Confidential Information to any other party or permit or suffer any other party to do so. Company will limit disclosure only to independent contractors and to Company's authorized full-time permanent employees who have a "need to know" for the purposes contemplated by this Agreement; provided all such parties have executed a non-disclosure agreement/trade secret acknowledgment sufficient to protect Prudential's legal and equitable rights in the Confidential Information. Company hereby agrees to assume responsibility for all acts, omissions and breaches of this Agreement by its employees, agents and independent contractors.

Section 3. Breach

      Company agrees to defend, indemnify and hold harmless Prudential and its Affiliated Entities, and its and their respective directors, employees and agents, for any and all loss, damage, liability, and attorneys' fees (including, but not limited to, reasonable fees and disbursements of counsel incurred by Prudential in any action or proceeding between Prudential and Company or between Prudential and any third party) resulting from a breach of any obligation contained in this Agreement by Company or by any person, firm, or entity to whom Company revealed or provided access to or use of the Confidential Information.

      Company recognizes that the unauthorized disclosure, duplication, reproduction or use of the Confidential Information would cause irreparable harm to Prudential and that monetary damages will be inadequate to compensate Prudential for such breach. For that reason, Company further agrees that in any court of competent jurisdiction Prudential is entitled, as a matter of right, to injunctive relief including a preliminary injunction and an order of seizure and impoundment under Section 503 of the Copyright Act based upon an ex parte application to protect and recover the Confidential Information and Company will not object to the entry of an injunction or other equitable relief against it on the basis of an adequate remedy at law or other reason. Such relief shall be cumulative and in addition to whatever other remedies Prudential may have.

Section 4. Termination

      At the conclusion of Company's evaluation of the Confidential Information or on Prudential's demand, whichever occurs first. Company shall immediately relinquish to Prudential and purge its records and/or files of any and all of the Confidential Information (including, but not limited to, all partial or complete copies) given to or used by Company pursuant to this Agreement.

      The obligations to maintain confidentiality, the restrictions on use, disclosure, duplication, protection and security of the Confidential Information and indemnification for breach thereof by Company shall survive the rescission, termination, or completion of this Agreement and remain in full force and effect until such Confidential Information, through no fault of Company, becomes part of the public domain.

Section 5. General Provisions

      This Agreement shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws. This Agreement supersedes all prior understandings and negotiations, oral and written, and constitutes the entire understanding between the parties on this subject. This Agreement and any of the rights or obligations hereunder are not assignable without Prudential's prior written permission. No waiver, modification, or amendment to this Agreement shall be binding upon the parties unless it is in writing signed by an Authorized Representative of the party against whom enforcement is sought.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their Authorized Representatives on the date and year first above written.

The Prudential                                First Tennessee Bank, N.A.
Insurance Company
of America


By:    /s/ [ILLEGIBLE]                        By:      /s/ Thomas S. Edlin
   -------------------------------             ---------------------------------
Name   [ILLEGIBLE]                            Name:    Thomas S. Edlin
    ------------------------------               -------------------------------
Title: Vice President                         Title:   [ILLEGIBLE] President
      ----------------------------               -------------------------------
Date:  6/18/99                                Date:    6/15/99
     -----------------------------               -------------------------------

                                   SCHEDULE L
                       REMOTE COMPUTING SERVICES AGREEMENT

      This Agreement is effective as of July 1, 1999, by and between The Prudential insurance Company of America, a New Jersey corporation ("Prudential") and National Processing Company ("Company").

      WHEREAS, Prudential and Company are parties to an agreement for services, consulting, or other agreement creating a business relationship between them (the "Business Relationship");

      WHEREAS, in connection with the Business Relationship, Company requires or has requested the ability to use certain Prudential computer systems and to be able to access such systems remotely, and Prudential is willing to grant Company such use subject to the terms of this Agreement;

      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties do hereby agree as follows:

1.    LICENSE AND USE OF SYSTEMS

      A. Prudential grants to Company a non-exclusive license to use and access remotely the Prudential computer systems (the "Systems") described in Exhibit A attached hereto (Exhibit A may contain more than one page where a license to use multiple Systems is granted). The Systems may only be used by Company and its authorized Employees, as defined herein, for the purposes contemplated by the Business Relationship. No other use or access may be made of the Systems by Company. Company shall not attempt to use or access any Prudential systems not identified in Exhibit A.

      B. Prudential will use reasonable efforts to provide Company with access to the Systems each Prudential business day between the hours of 7am and 7pm (local time zone of the Prudential Service Center utilized), unless otherwise indicated in Exhibit A.

      C. Company acknowledges and agrees that it shall have no ownership right, title or interest in the Systems or any part thereof. No part of any System or any related documentation may be copied, reprinted or duplicated in any manner by Company, its employees or agents, without the prior consent of Prudential.

      D. Prudential is under no obligation to make any modifications to the Systems. If appropriate, Prudential and Company may agree that Prudential will make specific modifications to the Systems listed in Exhibit A. Any modifications to the Systems made by Prudential shall remain the sole and exclusive property of Prudential.

2.    EQUIPMENT INSTALLATION

      Company acknowledges that its ability to use and access the Systems may require certain hardware and software ("Equipment") which will be described in Exhibit A. Unless otherwise set forth in Exhibit A, Company shall, at Company's expense, purchase the Company Equipment and install it at Company's site ("Company Equipment"). Company shall be solely responsible for the use, operation and maintenance of all Company Equipment. In addition, if any additional Equipment is required to be installed at Prudential's site in order for Company to access the Systems, such Equipment will be acquired and installed by Prudential pursuant to terms to be agreed by the parties and set forth in Exhibit A. If Prudential provides any Equipment to Company, unless otherwise agreed, such Equipment shall remain the sole and exclusive property of Prudential ("Loaned Equipment"). Company may use the Loaned Equipment only in connection with its access and use of the Systems, and may not sell, assign, transfer, loan, lease, or otherwise encumber the Loaned Equipment. Company shall be responsible for any repair or damage to the Loaned Equipment, except for reasonable wear and tear. Upon termination of this Agreement, Company will return all Loaned Equipment to Prudential.

3.    USAGE FEES

      Company will be responsible for the payment of any System usage fees designated in Exhibit A ("Usage Fees"). Prudential may adjust the Usage Fees in accordance with Prudential's then current policies; however, the Usage Fees specified in Exhibit A shall be applicable for the first year of this Agreement.

4.    CONFIDENTIALITY AND SECURITY

      A. Company acknowledges that Company may be provided with information about, and Company's access to the Systems may enable it to receive, confidential and proprietary information of Prudential, including but not limited to information relating to Prudential s computer software and systems, documentation, customer and policyholder data, customer lists, sales and other financial information, information that describes Prudential insurance and financial services products, information that describes Prudential product strategies, organizational restructuring, new lines of business, and new business initiatives, and confidential information of third parties with which Prudential conducts business. The confidential information of Prudential and third parties is collectively, "Confidential Information." In recognition of the foregoing, Company covenants and agrees:

            (i) that it will maintain all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

            (ii) that Company will not make use of any Confidential Information for any purpose not contemplated by the Business Relationship; and

            (iii) that Company will take no action with respect to the
                  Confidential Information that is inconsistent with the confidential and proprietary nature of such information.

            Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally known to the public not as a result of a disclosure by Company, (ii) is rightfully in the possession of Company prior to disclosure by Prudential, or (iii) is received by Company in good faith and without restriction from a third party, not under a confidentiality obligation to Prudential and having the right to make such disclosure.

            Company shall be permitted to give access to the Systems and disclose the Confidential Information only to its employees and agents having a need to know such information as contemplated by the Business Relationship ("Employees"). Company shall instruct all such Employees as to Company's and their obligations under this Agreement.

      B. Company and its Employees shall comply with Prudential's System security regulations ("Security Regulations"). Prudential's current Security Regulations are set forth in Exhibit B attached hereto. The Security Regulations may be amended by Prudential from time to time, in Prudential's sole discretion. Prudential will provide written notice of any such changes to Company. In addition, Company agrees to comply with any instructions or policies communicated by Prudential in connection with the use or access to any System.

      C. Prudential retains the right to monitor and audit Company's use of the System. If any audit is to be conducted at Company's site, the audit will be conducted at a time agreed to by both parties.

5.    LIMITATION OF WARRANTY AND LIABILITY

      A. PRUDENTIAL MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SYSTEMS, THE EQUIPMENT, OR THE USE, ACCURACY OR AVAILABILITY THEREOF, AND INCLUDING, BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      B. PRUDENTIAL SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING FOR LOSS OF DATA, LOST PROFITS, LOSS OF GOODWILL OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF PRUDENTIAL TO COMPANY UNDER THIS AGREEMENT FOR ANY REASON AND UPON ANY CAUSE OF ACTION SHALL BE LIMITED TO THE GREATER OF (I) THE AMOUNT PAID TO PRUDENTIAL AS USAGE FEES HEREUNDER FOR THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE ACCRUAL OF THE CLAIM, OR (II) FIVE HUNDRED DOLLARS ($500.00). THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, TORT AND NEGLIGENCE.

6.    GENERAL PROVISIONS

      A. This Agreement may be terminated by either Company or Prudential upon thirty (30) days prior written notice to the other party. Prudential may also terminate this Agreement immediately upon written notice to Company on any breach of the terms of this Agreement by Company. The terms of this Agreement relating to proprietary rights, confidentiality and limitation of warranty and liability shall survive any termination of this Agreement.

      B. Company may not assign or otherwise transfer its rights or obligations under this Agreement to any third party.

      C. Any notice provided pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery, upon receipt thereof; (ii) if mailed, three (3) days after deposit in the U.S. mails, postage prepaid, certified mail return receipt requested, or
            (iii) if sent via overnight courier upon receipt. All notices shall be addressed to the parties at the addresses set forth below:

                  To Prudential                       To Company

                  Paul Gletow                       Thomas Edlin
                  290 West Mt. Pleasant Ave         1231 Durrett Lane
                  Livingston, NJ                    Louisville, KY

      D.    This Agreement shall be governed by the Laws of the State of New
            Jersey.

      E. The waiver or failure of Prudential to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder. The rights and remedies of Prudential set forth in this Agreement are in addition to any rights or remedies Prudential may otherwise have at law or in equity.

      F. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      G. This Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties, which supersedes and merges all prior proposals, understandings and agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified or amended except by written instrument executed by both parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                     THE PRUDENTIAL INSURANCE COMPANY
                                     OF AMERICA


                                     By:  /s/ Paul Gletow
                                        ----------------------------------------
                                              Paul Gletow

                                     Print:   Paul J. Gletow
                                     -------------------------------------------
                                              Paul Gletow

                                              Vice President
                                     -------------------------------------------
                                              Vice President


                                     By:  /s/ Dave Hamilton
                                        ----------------------------------------
                                              Dave Hamilton

                                     Print:
                                     -------------------------------------------
                                              Dave Hamilton

                                     Title:
                                     -------------------------------------------
                                              Vice President, IS


                                     COMPANY:

                                     By:  /s/ Thomas Edlin
                                        ----------------------------------------
                                              Thomas Edlin

                                     Print:   Thomas S. Edlin
                                     -------------------------------------------
                                              Thomas Edlin

                                     Title:   Vice President
                                     -------------------------------------------

                                   EXHIBIT A

                               PRUDENTIAL SYSTEMS

NAME OF SYSTEM APPLICATIONS:

Remittance Systems including:

o     PC Checks Only
o     AOS SmartTAD
o     Prudential Cash Flow Controller (PARC)
o     Aids Vista Inquiry (AV)
o     FOCUS Remittance (REO7)
o     FOCUS Inquiry (AEO1, AEO2)
o     ARCS Inquiry (FM.FMIQ)
      Client Information Source (EV)
      New Business Inquiry (NBIQ)

DESCRIPTION:

PC Checks Only: PC application used to facilitate the processing of field and home office 'Paid Reports' by proving Paid Report totals to check totals and creating a diskette of information to be fed to downstream systems.

AOS SmartTAD: PC application used to facilitate processing of certain Life and Annuity 'exception' payments. This application requires access to Online Inquiry systems FOCUS AEO1 and AEO2 and ARCS FM.FMIQ to obtain information on premiums and loans. The system creates batch information to feed to downstream systems.

Prudential Cash flow Controller (PARC): PC based GUI front end to PARC batch application used to perform PARC 'Resolve Case' function and investigate billing and payment history.

FOCUS Remittance (RE07): Online application used to input 'exception' payments to AOS via FOCUS.

Aids Vista Inquiry (AV): Online application used to locate client and payment information on AOS policies.

FOCUS Inquiry (AEO1, AEO2): Online application used to locate client and payment information on AOS policies.

ARCS Inquiry (FM. FMIQ): Online application used to locate client and billing information on Family Account policies.

Client Information Source (EV): Online application used to locate client information on all Prudential policies.

New Business Inquiry (NBIQ): Online application used to locate client and payment information on New Business policies.

EQUIPMENT

All desktop equipment required to access Systems will be provided by Prudential, including Personal Computers, terminals, and printers.

Personal computer desktops provided by Prudential will be configured with hardware and software as recommended for PARC and SmartTAD PC applications, and 3270 terminals or PCs with communication capabilities for Prudential's host applications.

First Tennessee will provide and support the telecommunication network between First Tennessee and Prudential, including all circuits, routers, servers, and other hardware and software that may be required to link Personal Computers, 3270 terminals and printers located on First Tennessee premises to Prudential's host computer in Ft. Washington, PA. All telecommunication between First Tennessee and Prudential will be routed via First Tennessee's Louisville, KY processing site to Prudential's host computer in Ft. Washington, PA.

DESCRIPTION OF CHARGES:

No systems access charges will be assessed.

SYSTEM ACCESS HOURS:

Prudential        Prudential's remittance systems are available as indicated
Online Access     below
- Hours of        All times are Eastern.
availability
                  System     Regions      Monday - Friday      Saturday
                                          hours                 hours

                  PARC       all          7:OO AM - 6:OO PM    7:00 AM - 1:00 PM

                  FOCUS*     NEO, CAO,    7:00 AM - 1:00 AM    7:00 AM - 6:00 PM
                              GSO

                  FOCUS*     NCO, WO,     7:00 AM - 11:00 PM   7:00 AM - 6:00 PM
                              MAO

*     Includes Access to PICS AE01, AE02, RE07, EV, AM, NBIQ, AV, DD.XT,DD01,
      FM.FMIQ

Schedule of Prudential holidays

First Tennessee will obtain a revised holiday schedule each year

--------------------------------------------------------------------------------

     Holiday                          Prudential's 1999 holiday schedule

--------------------------------------------------------------------------------
1.   New Year's Day                   1/1/99 - Friday
--------------------------------------------------------------------------------
2.   Martin Luther King Day           1/18/99 - Monday
--------------------------------------------------------------------------------
     President's Day                  2/15/99 - Monday
--------------------------------------------------------------------------------
4.   Memorial Day                     5/31/99 - Monday
--------------------------------------------------------------------------------
5.   Independence Day*                7/5/99 - Monday
--------------------------------------------------------------------------------
6.   Labor Day                        9/6/99 - Monday
--------------------------------------------------------------------------------
7.   Thanksgiving                     11/25/99 - Thursday
                                      11/26/99 - Friday
--------------------------------------------------------------------------------
8.   Christmas*                       12/24/99 - Friday
--------------------------------------------------------------------------------
9.   New Year's Day (2000)            12/31/99 - Friday
--------------------------------------------------------------------------------

*     On these holiday's Prudential will observe company holidays as follows.

      If the holiday falls on:

o     Monday, Wednesday or Friday, Prudential will be closed for 1 business day.
o     Tuesday, Prudential will be closed on both the Tuesday and preceding
      Monday.
o     Thursday, Prudential will be closed on both the Thursday and following
      Friday.
o     Saturday, Prudential will be closed on the preceding Friday.
o     Sunday, Prudential will be closed the following Monday.

                                   EXHIBIT B

                        PRUDENTIAL SECURITY REGULATIONS

This Exhibit outlines the Prudential Security Regulations in effect for all Prudential Systems as set forth in this Agreement. Failure to comply with these regulations will provide grounds for immediate termination of this Agreement by Prudential.

1. SYSTEM ACCESS

System access is dependent upon the dial-up services or dedicated telephone lines that connect the client sites with the Prudential Corporate Technology Services Data Processing Centers. Regulations regarding System access are as follows:

      System access instructions/procedures should be kept in a secure locked place at all times when not in use.

      Telephone numbers for dial-up access should be provided on a "need to know" basis only.

      Terminals must never be left signed on while unattended for any period of time. Terminals must be signed off when not in use.

2. USER ACCESS

The protection of any on-line System is dependent upon the ability to control access to the System. It is the Company's responsibility to be certain that computer accessibility is properly secured.

      Only those whose job duties require it can be provided with access to the System. Each will be assigned a unique and individual USERID.

      Use of the System must be limited to the Application or Applications defined in Exhibit A.

      When individuals are removed from jobs requiring System access, Company must notify Prudential immediately so that User ID's can be eliminated.

      User access changes may be requested by telephone through the Prudential contact (Section 6 of the Agreement), but must be followed up in writing, signed by an authorized representative of the Company, and mailed to the Prudential contact on the same day the change is requested by telephone.

3. PASSWORDS

Company shall communicate the need for proper security and reinforce this communication regularly to all staff members. Passwords are critical to the security of the System as they verify that anyone signing on has the authority to do so.

      Passwords should be changed every 30 days.

      Passwords should be chosen so that they are not obvious to others nor easily guessed by others.

      Passwords are highly confidential and must be carefully guarded. Users must not disclose their Password to any other person. Passwords must never be written down.

      Users must not know or attempt to know another user's or a Prudential employee's password.

Users must not obtain access to the System for use by any other user or Prudential employee.

                                                          November 11, 1999

To:    Robert C. Golden
       Executive Vice President, Operations and Systems

From:  Thomas Minerva
       Senior Vice President, Operations and Systems

Re:    Paper Based Remittance Outsourcing Agreement
       Prudential / First Tennessee - Contract Addendum #1

Attached for your approval is an addendum to the agreement between Prudential and First Tennessee Bank, N.A. The purpose of the addendum is to incorporate the processing of Individual Life and Property and Casualty Paper Based Remittances, currently processed in our Fort Washington Customer Service Office, into our current agreement with First Express.

The projected value of this addendum is approximately $12 million over five years (based on current volume forecasts) with a projected incremental savings of $4.6 million over the period. Attached for your review is a Financial Summary which highlights the major benefits of this agreement.

Kristi Vaiden and Roy Shulman ( Corporate Technology-Law) have been instrumental in providing the Legal support required to execute this agreement on behalf and in the best interests of Prudential.


Approved: /s/ Robert C. Golden
          ------------------------------
              Robert C. Golden

November 11, 1999

To:   Robert House

From: Paul Gletow

Re:   First Express Contract Addendum

First Express was selected as our Remittance Service Provider on the basis of their standing in the Industry, their commitment to quality and their ability to deliver a high quality product at a reduced level of cost. Our current contract with First Express supports the processing of Policyholders serviced out of our Jacksonville facility. First Express realized that exceptional performance around the Jacksonville Product would improve their ability to earn our Ft. Washington Life and Property & Casualty processing. They also understood that an aggressive conversion schedule would compliment our sense of urgency to accelerate the outsourcing of our paper based remittance processing.

Our combined efforts to date have been successful. We have received commitment and support from their President, John Kelly from the onset of renewed negotiations in May '99. We have not missed one milestone to date on a conversion plan constructed in June '99. After two months of Live Work conversion First Express has processed 1.1 million remittances valued in excess of $175 Million with an error rate of 4 transactions per 100,000; an 83% improvement over our existing internal operations. This combined with their desire to continue to improve their service to us has resulted in my recommendation to award the remaining components of our Remittance Operations to First Express. They have the commitment and capacity to reinforce our business objectives.

The attached Contract Addendum #1 presents the economic analysis to support this recommendation.

May have your approval to proceed.

       Projected Business As Usual Costs at Prudential vs. Proposed Costs

==================================================================================================
                                    Original Proposal                 Current Proposal
                                    NPC - Full Volume                  First Eipress
                                          6/25/98            Partial Volume            Full Volume
==================================================================================================
--------------------------------------------------------------------------------------------------
Volumes                                 33,209,274              14,886,928              32,987,285
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Current Prudential Costs               $ 9,299,410             $ 3,849,033             $ 8,937,368
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Total Projected BAU Costs:
    3rd Party                          $ 5,168,693             $ 1,741,825             $ 4,313,084
    Pru Staff                          $ 1,951,616             $   641,533             $ 1,421,554
    Bank Charges                                               $   744,346             $ 1,649,364
Proposed Costs*                        $ 7,120,309             $ 3,127,704             $ 7,384,002
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Savings                                $ 2,179,101             $   721,329             $ 1,553,366
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Investment                             $   500,000             $   300,000             $   700,000
Gain on Float Reduction
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Gain on Sale of Equipment              $   800,000             $   300,000             $   700,000
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Total Economic                         $ 3,479,101             $ 1,321,329             $ 2,953,366
Benefit to Prudential
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Initiative Expense:
    Severance                          $ 1,300,000             $   700,000             $ 1,500,000
    Systems                            $   300,000             $   400,000             $ 1,000,000
    Mail Intercept                     $   200,000             $   100,000             $   300,000
    Program Management                 $   300,000             $   100,000             $   100,000
Total                                  $ 2,100,000             $ 1,300,000             $ 2,900,000
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Total Net Economic Benefit             $ 1,379,101             $    21,329             $    53,366
Year #1
==================================================================================================

* Bank Charges Previously Included as Part of Original Third Party Processor Expense

Projected Business As Usual Costs at Prudential vs. Proposed Costs

Current Contract: Jacksonville Life

=================================================================================================================================
                          Year 1             Year 2             Year 3             Year 4            Year 5               Total
---------------------------------------------------------------------------------------------------------------------------------
Volumes                 14,886,928         13,993,712         13,154,090         12,364,844         14,600,954
---------------------------------------------------------------------------------------------------------------------------------
Costs:
Processing             $ 2,912,425        $ 2,854,176        $ 2,797,093        $ 2,741,151        $ 2,686,328        $13,991,172
Overhead               $   385,792        $   385,792        $   385,792        $   385,792        $   296,768        $ 1,839,934
Bank Charges           $   550,816        $   517,767        $   486,701        $   457,499        $   430,049        $ 2,442,834

---------------------------------------------------------------------------------------------------------------------------------
Total BAU Costs        $ 3,849,033        $ 3,757,735        $ 3,669,586        $ 3,584,442        $ 3,413,145        $18,273,940
---------------------------------------------------------------------------------------------------------------------------------

FTEN Total Cost        $ 1,741,825        $ 1,637,264        $ 1,608,285        $ 1,579,818        $ 1,551,855        $ 8,119,048
Bank Charges           $   744,346        $   699,686        $   657,704        $   618,242        $   581,148        $ 3,301,126
Pru Staff              $   641,533        $   650,948        $   660,740        $   670,922        $   681,513        $ 3,305,656

---------------------------------------------------------------------------------------------------------------------------------
Proposed Costs         $ 3,127,704        $ 2,987,898        $ 2,926,729        $ 2,868,983        $ 2,814,516        $14,725,830
---------------------------------------------------------------------------------------------------------------------------------

Savings                $   721,328        $   769,837        $   742,857        $   715,459        $   598,629        $ 3,548,110

=================================================================================================================================

Projected Value of Remittance Processing Contract with First Tennessee

=================================================================================================================================
                         Year 1            Year 2            Year 3            Year 4           Year 5               Total
---------------------------------------------------------------------------------------------------------------------------------
Volumes                 14,886,928         13,993,712         13,154,090         12,364,844         14,600,954
---------------------------------------------------------------------------------------------------------------------------------

Costs:
Processing             $ 1,741,825        $ 1,637,264        $ 1,608,285        $ 1,579,818        $ 1,551,855        $8,119,048
---------------------------------------------------------------------------------------------------------------------------------
Total Payment          $ 1,741,825        $ 1,637,264        $ 1,608,285        $ 1,579,818        $ 1,551,855        $8,119,048
---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Assumptions:

CPI = 4.5% annually starting in Year 3

Volume decrease of 6% per year.

            Economic Highlights
            -------------------
            Paper Based Remittance Approved Initiative Cost
              Separation/Payroll Related                           $0.7 million
              Systems (Pru/IBM)                                    $0.4 million
              One-Time Redirect of Mail                            $0.1 million
              Project Management/Other                             $0.1 million
                                                                   ------------
                Total Approved Initiative Cost                     $1.3 million

            1999 Projected Financial Benefits
              Reduction of 42 FTE personnel and related            $0.7 million
                  operational expense

              Gain on Sale of Equipment                            $0.3 million

              Investment gain on Float Reduction (@ 4.9%)          $0.3 million
                                                                   ------------

                 Total Year 1 Benefit                              $1.3 million

            Note: An Estimated Pretax savings will average $0.7 million per year over the life of the five year initial term

Projected Business As Usual Costs at Prudential vs. Proposed Costs Amended Contract: First Tennessee Processing All Work

=================================================================================================================================
                          Year 1             Year 2             Year 3             Year 4            Year 5              Total
---------------------------------------------------------------------------------------------------------------------------------
Volumes                 32,987,285         31,008,048         29,147,665         27,309,744         25,754,799
---------------------------------------------------------------------------------------------------------------------------------

Costs:
Processing             $ 6,863,128        $ 6,774,687        $ 6,685,085        $ 6,594,522        $ 6,503,182        $33,420,604
Overhead               $   853,710        $   853,710        $   853,710        $   853,710        $   656,710        $ 4,071,550
Bank Charges           $ 1,220,530        $ 1,147,298        $ 1,078,460        $ 1,013,752        $   952,927        $ 5,412,967

---------------------------------------------------------------------------------------------------------------------------------
Total BAU Costs        $ 8,937,368        $ 8,775,695        $ 8,617,255        $ 8,461,984        $ 8,112,819        $42,905,121
---------------------------------------------------------------------------------------------------------------------------------

FTEN Total Cost        $ 4,313,084        $ 4,054,299        $ 3,982,538        $ 3,912,047        $ 3,842,804         20,104,771
Bank Charges           $ 1,649,364        $ 1,550,402        $ 1,457,378        $ 1,369,936        $ 1,287,739          7,314,820
Pru Staff              $ 1,421,554        $ 1,442,416        $ 1,464,113        $ 1,486,677        $ 1,510,144          7,324,904

---------------------------------------------------------------------------------------------------------------------------------
Proposed Costs         $ 7,384,002        $ 7,047,117        $ 6,904,029        $ 6,768,659        $ 6,640,687        $34,744,495
---------------------------------------------------------------------------------------------------------------------------------

Savings                $ 1,553,366        $ 1,728,577        $ 1,713,226        $ 1,693,325        $ 1,472,132          8,160,626

=================================================================================================================================

Projected Value of Remittance Processing Contract with First Tennessee

===============================================================================================================================
                          Year 1             Year 2             Year 3             Year 4            Year 5            Total
-------------------------------------------------------------------------------------------------------------------------------
Volumes               32,987,285         31,008,048         29,147,665         27,309,744         25,754,799
-------------------------------------------------------------------------------------------------------------------------------

Costs:
Processing           $ 4,313,084        $ 4,054,299        $ 3,982,538        $ 3,912,047        $ 3,842,804         20,104,771

-------------------------------------------------------------------------------------------------------------------------------
Total Payment        $ 4,313,084        $ 4,054,299        $ 3,982,538        $ 3,912,047        $ 3,842,804        $20,104,771
-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

Assumptions:

CPI = 4.5% annually starting in Year 3

Volume decrease of 6% per year.

            Economic Highlights
            -------------------
            Paper Based Remittance Approved Initiative Cost
              Separation/Payroll Related                           $1.5 million
              Systems (Pru/IBM)                                    $1.0 million
              One-Time Redirect of Mail                            $0.3 million
              Project Management/Other                             $0.1 million
                                                                   ------------
                Total Approved Initiative Cost                     $2.9 million

            1999 Projected Financial Benefits
              Reduction of 93 FTE personnel and related            $1.6 million
                  operational expense

              Gain on Sale of Equipment                            $0.7 million

              Investment gain on Float Reduction (@ 4.9%)          $0.7 million
                                                                   ------------

                 Total Year 1 Benefit                              $3.0 million

            Note: An Estimated Pretax savings will average $1.6 million per year over the life of the five year initial term

                                  ADDENDUM NO.1

This Addendum No. 1 made as of the 1st day of July 1999 ("Effective Date"), hereby amends the Item Processing Agreement (the "Agreement") made as of the 1st day of July 1999, by and between First Tennessee Bank National Association for services by its transaction processing affiliate First Express (collectively "First Express"), organized under the laws of the State of Tennessee, having its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103; and Prudential Insurance Company of America ("Prudential"), a New Jersey corporation, having its principal place of business at 751 Broad Street, Newark, New Jersey 07102.


1 Section 17. REMITANCE VOLUMES Change the amounts in lines 8 and 16 from 1,398,000 to 3,340,000 and 279,599 to 667,999, respectively. Change the chart at the end of this Section to the following:

                                       Monthly Expense           One-Time
 Monthly Volume Level                   Reimbursement          Reimbursement

2,000,000 to 1,837,000                     $35,606               $64,855
1,836,999 to 1,670,000                      39,937                91,560
1,669,999 to 1,503,000                      44,375               114,450
1,502,999 to 1,336,000                      48,812               141,550
1,335,999 to 1,169,000                      53,250               164,045
1,168,999 to 1,002,000                      57,867               186,935
1,001,999 to   835,000                      62,125               213,640
  834,999 to   668,000                      66,562               236,530
        < 667,999                           71,000               263,235

2. Schedule A Section IID. Add "Jacksonville" to Philadelphia as a Prudential mail receipt city.

3 Schedule A Section IV C. Delete the following for Louisville: 1. Life, VIP/FIP, PruFlex/Flexi; 2. NEA; 3. TRW

      Add the following DDA accounts by work type for Louisville:

      1.    Life, VIP/FIP, Field Paid Reports, PruFlex/Flexi, IWP
      2.    PruPAC
      3.    VUL
      4.    NEA


4 Schedule A Exhibit.2. Delete the following words: "There have been five major different work types identified. These work types are based primarily on statement type. These are Life, Variable Investment Plan/Fixed Investment Plan (VIP/FIP), Pension (Pruflex/Flexi National Education Association (NEA), Thompson and Ramo, Woolridge (TRW). The timing of the implementation of these work types are listed in Exhibit 3." Add the following words: "There have been seven major different work types identified. These work types are based primarily on statement type. These are Life, Property and Casualty (PruPAC), Variable Investment Plan/Fixed Investment Plan (VIP/FIP), Pension (Pruflex/Flexi), Variable Universal Life (VUL), National Education Association (NEA), and Field Paid Reports (Focus-Checks Only). The timing of the implementation of these different work types are listed in Exhibit 3."

5 Schedule A Exhibit 3. Change the word "Check" to "Statement" after the word "Annual" in line 3. Change September 7 - January 31, 2000 to September 13, 1999 - February 26, 2000 in line 4. Change the following numbers: 12,000,000 to 34,500,000; 117,000 to 213,500; 16,000 to 20,000;
      add "#6 P&C" and 4,500,000 in Phase I. Change Phase II (TBD) to Phase II (October 19, 1999 - March 31, 2000).Change the following numbers: 840,000 to 1,327,000; 27,000 to 24,000; 580,000 to 608,000; add "#8 Checks Only"
      2,075,000; add "#9 SmartTAD (P&C)" Included In Job 6; add "Split Checks" 35,000; add "#1 IWP" Included In Job 1; add "AutoTAD (P&C)" 312,000 in Phase II. Change Phase III (TBD) to Phase III (March 1, 2000 - June 30,
      2000). Delete "#1 IWP" 200 from Phase III. Add "#10 VUL" New Product
      - Volume Unknown; add "#xx VUL Policy Lookups" New Product - Volume Unknown; add 310,000 to PARC Resolve in Phase III.


6.    Schedule A Exhibit 4. Add the following: "PruPAC items:
      Endorsements-requests to add or delete mortgage company as lienholder, Requests for information from client about policy coverage; Address changes from client or Payment services; Requests to cancel policy; Request from pay service to validate policy number prior to sending first payment; Mortgage clause change request; Requests to add or delete vehicle from policy; and Requests for EFT payment." Add the words "NEA/TRW Items".

7.    Schedule B Section C. Add "faxes" to the description type.

8. Schedule E. Change the numbers from $447,300 and $37,275 to $1,065,000 and $88,750, respectively in line 2 of Paragraph 2. Change the number from $206,000 to $465,430 in line 4 and line 6 of Paragraph 2.

          Agreed to and Accepted by:                Agreed to an Accepted by:

        Prudential Insurance Company              First Tennessee Bank National
        of America                                Association


        By:  /s/ [ILLEGIBLE]                      By: /s/ [ILLEGIBLE]
           -----------------------------             ---------------------------
        Title: EXECUTIVE VICE PRESIDENT           Title: SENIOR VICE PRESIDENT
              --------------------------                ------------------------
        Date:  NOVEMBER 17, 1999                  Date:  12/7/99
              --------------------------                ------------------------
        11.11.99

                                 Addendum No. 2
                                     to the
                            Item Processing Agreement
                                 by and between
                     Prudential Insurance Company of America
                                       And
                    First Tennessee Bank National Association

This Addendum is made as of June 1, 2002 ("Effective Date") to the Item Processing Agreement ("Agreement") dated July 1, 1999 between First Tennessee Bank National Association for services by its transaction processing affiliate First Express (collectively "First Express") and Prudential Insurance Company of America ("Prudential").

Both parties desire to revise the Agreement in certain respects as follows:

SERVICES

Prudential hereby authorizes First Express to accept payments, process payments, and provide a payment file via data transmission, on behalf of The Prudential Bank and Trust Company and the Prudential Savings Bank, F.S.B. (collectively "Prudential Bank"), in accordance with the Business Requirements Document, Version 5.0 and dated May 15, 2002, and as mutually modified from time to time as mutually agreed in writing. Procedures and Processing Requirements (Requirements Definition) for Services to be performed are incorporated herein. Subsequent changes to the Requirements Definition may be made upon the mutual written consent of Prudential and First Express.

FEES

Schedule B, Fees of the Agreement shall apply to the Services to be performed hereunder. In addition, the Services contemplated herein for Prudential Bank shall be subject to a Cash Letter Fee of $15.00 per month.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective authorized representatives.


Prudential Insurance Company                  First Tennessee Bank National
of America                                    Association


By:  /s/  Paul J. Gletow                      By: /s/ Thomas S. Edlin
   ---------------------------------             -------------------------------
Name:  Paul J. Gletow                         Name:   Thomas S. Edlin
    --------------------------------             -------------------------------
Title: Vice President                         Title: V.P.
      ------------------------------                ----------------------------
Date:  5/30/2002                              Date:  5/27/02
      ------------------------------                ----------------------------

                                     [SEAL]